SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 4, 2010

Dear Lam Research Stockholders,

We cordially invite you to attend, in person or by proxy, the Lam Research Corporation 2010 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, November 4, 2010, at 11:00 a.m. Pacific Standard Time at the principal executive offices of Lam Research Corporation, which are located at 4650 Cushing Parkway, Fremont, California 94538. You may also listen to the Annual Meeting via webcast by clicking on Calendar/Webcasts link at http://investor.lamrc.com.

At this year’s Annual Meeting, the agenda includes the following items:

Agenda Item		Board Recommendation

Proposal No. 1:	Election of Directors	FOR

Proposal No. 2:	Approval of the 2004 Executive Incentive Plan, as amended and restated	FOR

Proposal No. 3:	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011	FOR

Please refer to the Proxy Statement for detailed information about the Annual Meeting and each of the Proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote via the Internet, phone or mail.

Sincerely yours,

Lam Research Corporation

/s/ James W. Bagley

James W. Bagley

Executive Chairman of the Board

4650 Cushing Parkway

Fremont, California 94538

Telephone: 510-572-0200

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, November 4, 2010 at 11:00 a.m. Pacific Standard Time
PLACE	Principal executive offices of Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538
INTERNET	Listen to the Annual Meeting online by clicking on the Calendar/Webcasts link at http://investor.lamrc.com. The proxy materials are also available at that website and at www.proxyvote.com.
AGENDA	Vote on Proposal No. 1:	Election of Directors to serve for the ensuing year, and until their respective successors are elected and qualified

	Vote on Proposal No. 2:	Approval of 2004 Executive Incentive Plan, as amended and restated

	Vote on Proposal No. 3:	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 26, 2011
Transact other business that may properly come before the Annual Meeting (including any adjournment or postponement)
RECORD DATE	September 10, 2010. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.
VOTING

Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: by the Internet, phone or mail. The Proxy Statement and the accompanying proxy card provide detailed voting instructions.

By Order of the Board of Directors

/s/ George M. Schisler, Jr.

George M. Schisler, Jr.

Secretary

This Proxy Statement is first being mailed to our stockholders on or about October 4, 2010

LAM RESEARCH CORPORATION

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 4, 2010

LAM RESEARCH CORPORATION

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) solicits your proxy for the 2010 Annual Meeting of Stockholders and any adjournment or postponement of the meeting, for the purposes described in the “Notice of 2010 Annual Meeting of Stockholders.” The table below shows important details about the Annual Meeting and voting. We use the terms “Lam Research,” the “Company,” “we,” “our,” “Lam’s,” and “us” in this Proxy Statement to refer to Lam Research Corporation, a Delaware corporation.

Record Date	September 10, 2010. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting.
Shares Outstanding	122,873,314 shares of common stock outstanding as of the Record Date.
Quorum	A majority of shares outstanding on the Record Date constitutes a quorum. A quorum is required to transact business at the Annual Meeting.
Inspector of Elections	The Company will appoint an Inspector of Elections to determine whether a quorum is present. The Inspector will also tabulate the votes cast by proxy or at the Annual Meeting.
Effect of Abstentions and Broker Non-Votes

Shares voted “abstain” and broker non-votes (shares held by brokers that do not receive voting instructions from the beneficial owner of the shares, and do not have discretionary authority to vote on a matter) will be counted as present for purposes of determining whether we have a quorum. For purposes of voting results, abstentions and broker non-votes will not be counted.

Voting by Proxy	Stockholders may vote by Internet, phone, or mail, per the instructions on the accompanying proxy card.
Voting at the Meeting

Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the Inspector of Elections. Each beneficial owner (an owner who is not the record holder of their shares) must obtain a proxy from the beneficial owner’s brokerage firm, bank, or the stockholder of record holding such shares for the beneficial owner, and present it to the Inspector of Elections with a ballot. Voting in person by a stockholder will replace any previous votes of that stockholder submitted by proxy.

Changing Your Vote

Stockholders of record may change their votes by revoking their proxies. This may be done at any time before the polls close by (a) submitting a later-dated proxy by the Internet, telephone or mail, (b) submitting a vote in person at the Annual Meeting, or (c) delivering voting instructions to our Corporate Secretary before the Annual Meeting (to the attention of George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538). If a beneficial owner holds shares through a bank or brokerage firm, or another stockholder of record, the beneficial owner must contact the stockholder of record in order to revoke any prior voting instructions.

Voting Instructions

If a stockholder completes and submits proxy voting instructions, the persons named on the proxy card as proxy holders (the “Proxy Holders”) will follow the stockholder’s instructions. If a stockholder submits proxy voting instructions but does not include voting instructions for each item, the Proxy Holders will vote as the Board recommends on each item for which the stockholder did not include an instruction. The Proxy Holders will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final voting results at http://investor.lamrc.com and in a Form 8-K to be filed shortly after the Annual Meeting.
Availability of Proxy Materials

We mailed this Proxy Statement and the accompanying proxy card and 2010 Annual Report to stockholders entitled to vote at the Annual Meeting beginning on October 4, 2010. These materials are also available on our website at http://investor.lamrc.com and at www.proxyvote.com. We will furnish, without charge, a physical copy of these materials and our 2010 Annual Report (including exhibits) on request by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538), or by email (to investor.relations@lamresearch.com).

Proxy Solicitation Costs

The Company will bear the cost of all proxy solicitation activities. Our directors, officers and other employees may solicit proxies personally or by telephone, e-mail or other communication means, without any cost to Lam Research. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

OTHER MEETING INFORMATION

Voting on Proposals

Each share is entitled to one vote on Proposals No. 2 and No. 3. Votes may be cast “for,” “against” or “abstain” on each of those proposals.

Pursuant to Proposal No. 1, Board members will be elected at the Annual Meeting to fill seven seats on the Board under a “majority vote” standard. The majority voting standard means that, even though there are only seven nominees for the seven Board seats, a nominee will be elected only if he or she receives an affirmative “for” vote from stockholders owning, as of the Record Date, at least a majority of the shares present and voted at the meeting in such nominee’s election by proxy or in person. Each stockholder may cast one vote (“for” or “withhold”), per share held, for each of the seven nominees. Stockholders may not cumulate votes in the election of directors.

If a stockholder votes by means of the proxy solicited by this Proxy Statement and does not instruct the Proxy Holders how to vote, the Proxy Holders will vote in favor of all individuals nominated by the Board.

Voting by 401(k) Plan Participants

Each employee participant in Lam’s 401(k) Savings Plus Plan (the “401(k) Plan”) who held unitized interests in the Company’s common stock in his or her personal 401(k) Plan account as of the Record Date will receive this Proxy Statement so that each participant may vote, by proxy, his or her interest in the Company’s common stock as held by the 401(k) Plan. The 401(k) Plan trustee, or the Company’s Savings Plus Plan, Lam Research 401(k) Committee as the 401(k) Plan administrator, will aggregate and vote proxies in accordance with the instructions in the proxies of employee participants that they receive.

Stockholder Accounts Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report unless one of the stockholders notifies our Investor Relations Department that they want to receive separate copies. This procedure reduces duplicate mailings and therefore saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at http://investor.lamrc.com, as well as the ability to submit separate proxy voting instructions for each account through the Internet or by phone.

Stockholders may request separate copies of the proxy materials for multiple accounts holding Lam Research stock by contacting the Company by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538) or by email (to investor.relations@lamresearch.com). Stockholders may also request consolidation of proxy materials mailed to multiple accounts at the same address.

Stockholder-Initiated Proposals and Nominations for 2011 Annual Meeting

Proposals Submitted under SEC Rules. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our Proxy Statement for next year’s 2011 Annual Meeting (in accordance with SEC Rule 14a-8) and for consideration at the Annual Meeting. The Company must receive a stockholder proposal no later than June 6, 2011 for the proposal to be eligible for inclusion. Further, on August 25, 2010 the SEC adopted its new “proxy access” rule (SEC Rule 14a-11); this rule is expected to be effective prior to our next annual meeting, and if so will permit inclusion in our proxy statement of nominees for director that meet all of the requirements of the new rule (including, without limitation, stockholding requirements and receipt of any such nomination not earlier than May 7, 2011 and not later than June 6, 2011). Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement.

Proposals and Nominations under Company Bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the Annual Meeting by following certain requirements set forth in our Bylaws. The current applicable provisions of our Bylaws are described below. Proposals will not be eligible for inclusion in the Company’s Proxy Statement unless they are submitted in compliance with then applicable SEC rules as referenced above; however, they will be presented for discussion at the Annual Meeting if the requirements established by our Bylaws for stockholder proposals and nominations have been satisfied. Our Bylaws establish requirements for these stockholder proposals and nominations. Assuming that the 2011 Annual Meeting takes place at roughly the same date next year as the 2010 Annual Meeting (and subject to any change in our Bylaws—which would be publicly disclosed by the Company—and to any provisions of then applicable SEC rules), the principal requirements for the 2011 Annual Meeting would be as follows:

For proposals and for nominations:

•

A stockholder of record (“the Stockholder”) must submit the proposal or nomination in writing; it must be received by the Secretary of the Company no earlier than July 21, 2011, and no later than August 22, 2011;

•

The Stockholder’s notice to the Secretary of a proposal or nomination must state for each of the Stockholder and the beneficial owner of Company common stock, if any, on behalf of whom the proposal or nomination is being made (a “Beneficial Owner”):

•	the name and record address of the Stockholder and the Beneficial Owner;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder and the Beneficial Owner;

•

a description of any options, warrants, convertible securities, or similar rights held by the Stockholder or the Beneficial Owner with respect to the Company’s stock, and any other opportunities by the Stockholder or the Beneficial Owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, including through a general or limited partnership or ownership interest in a general partner;

•	a description of any proxies, contracts, or other voting arrangements to which the Stockholder or the Beneficial Owner is a party concerning the Company’s stock;

•	a description of any short interest held by the Stockholder or the Beneficial Owner in the Company’s stock;

•	a description of any rights to dividends separated or separable from the underlying shares of the Company to which the Stockholder or the Beneficial Owner are entitled;

•

any other information relating to the Stockholder or the Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations pursuant thereto; and

•

a statement whether or not the Stockholder or the Beneficial Owner will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by the Stockholder or the Beneficial Owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Stockholder or Beneficial Owner under a majority voting standard.

Additionally, for nominations, the notice must:

•

Set forth, as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act; and

•	Be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Additionally, for proposals, the notice must set forth a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made.

For a full description of the requirements for submitting a proposal or nomination, see the Company’s Bylaws. Submissions or questions should be sent to: George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

A board of seven directors is to be elected at the 2010 Annual Meeting, consistent with resolutions adopted by the Board establishing the size of the Board as seven members. In general, the seven nominees who receive the highest number of “for” votes will be elected. However, any nominee who fails to receive affirmative approval from holders of a majority of the votes cast in such nominee’s election at the Annual Meeting, either by proxy or in person, will not be elected to the Board, even if he or she is among the top seven nominees in total “for” votes. This requirement reflects the majority vote provisions implemented by the Company in November 2009. The term of office of each person elected as a director will be for the ensuing year, and until his or her successor is elected and qualified.

Unless otherwise instructed, the Proxy Holders will vote the proxies received by them for the seven nominees named below, each of whom is currently a director of the Company. The proxies cannot be voted for more than seven nominees. If any nominee of the Company should decline or be unable to serve as a director as of the time of the Annual Meeting, the proxies will be voted for any substitute nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director.

The individuals in the table below who are shown as nominees for re-election have been nominated for election to the Board of Directors in accordance with the criteria and procedures discussed below in “Corporate Governance.”

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

The following table sets forth certain information concerning the nominees to the Board, and their qualifications to serve:

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
James W. Bagley, age 71 Nominee for re-election Executive Chairman

Mr. Bagley is the Executive Chairman of the Board of Directors, a position he has held since 2005. He served as Chairman from 1998 to 2005. From 1997 until 2005, Mr. Bagley also served as Lam’s Chief Executive Officer.

Mr. Bagley joined Lam’s Board following the 1997 merger of Lam Research and OnTrak Systems, Inc., a supplier of silicon chip cleaning equipment where Mr. Bagley served as Chairman and Chief Executive Officer prior to the merger. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., where he also served in other executive positions during his 15-year tenure.

Mr. Bagley serves on the boards of directors of Micron Technology, Inc. and Teradyne Inc., both of which are publicly traded companies. He holds M.S. and B.S. degrees in electrical engineering from Mississippi State University.

The Board has concluded that Mr. Bagley is qualified to serve as a director of the Company because of his deep industry knowledge including his experience as Chairman and Chief Executive Officer, as Executive Chairman, and as a director of the Company, his extensive executive management experience, and his broad experience on other boards, including service on Audit, Compensation and Nominating and Governance committees and as a lead independent director.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
David G. Arscott, age 66 Nominee for re-election Audit Committee member

Mr. Arscott has been a director of the Company since 1980, and was Chairman of the Board of Directors from 1982 to 1984. In 1988, Mr. Arscott co-founded Compass Technology Group, an investment management firm, where he has been General Partner since 1988. Prior to that, Mr. Arscott co-founded Arscott, Norton & Associates, a venture capital firm, where he served as Managing General Partner.

Mr. Arscott serves on the boards of directors of Dragnet Solutions, Inc., Percutaneous Systems, Inc., and Toolwire, Inc., each of which is a privately held company. He earned his B.A. degree from the College of Wooster in Wooster, Ohio and his M.B.A. from the University of Michigan.

The Board has concluded that Mr. Arscott is qualified to serve as a director of the Company because of his service on the Board, his industry and technology expertise and his global economic expertise.

Robert M. Berdahl, age 73 Nominee for re-election Lead independent director Compensation Committee member Nominating and Governance Committee Chair

Dr. Berdahl has been a director of the Company since 2001. He has been the President of the Association of American Universities since 2006. From 1997 to 2004, Dr. Berdahl served as Chancellor of the University of California, Berkeley (“UC Berkeley”). From 2004 to 2006, he was a history professor at UC Berkeley and a professor of public policy at UC Berkeley’s Goldman School of Public Policy.

Prior to serving as Chancellor at UC Berkeley, Dr. Berdahl held several academic leadership positions, including President of the University of Texas at Austin and Vice Chancellor of Academic Affairs at the University of Illinois at Urbana-Champaign.

Dr. Berdahl has received numerous honors and awards, including a Fulbright Research Fellowship, and election to the American Academy of Arts and Sciences. He received his B.A. from Augustana College in Sioux Falls, South Dakota, his M.A. from the University of Illinois, and his Ph.D. from the University of Minnesota.

The Board has concluded that Dr. Berdahl is qualified to serve as a director of the Company because of his prior service on the Board, the strong leadership skills he brought to bear as Chancellor at UC Berkeley and other leadership positions at large, complex organizations, his ability to contribute to the diversity of perspectives on the Board, due to his background as an academic and service as President of the Association of American Universities, his crisis management experience, and his global economic expertise.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Eric K. Brandt, age 48 Nominee for re-election Board Member Appointed to Audit Committee, effective October 11, 2010

Mr. Brandt was elected to the Company’s board on September 10, 2010. Mr. Brandt serves as Executive Vice President and Chief Financial Officer of Broadcom Corporation, a role in which he has served since joining Broadcom in March 2007. Previously, from September 2005 to March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President-Finance and Technical Operations and Chief Financial Officer of Allergan Inc., where he also held a number of other senior positions following his arrival there in 1999. Previously, Mr. Brandt spent ten years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner.

Mr. Brandt serves as a member of the board of directors and a member of the compensation committee of Dentsply International, Inc., a public company. He previously served as a member of the boards of directors of Avanir and of Vertex Pharmaceuticals, Inc., where he was chair of the audit committee.

Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

The Board has concluded that Mr. Brandt is qualified to serve as a director of the Company because of his financial expertise including service as an active chief financial officer of a publicly traded company, his experience in the semiconductor industry, and his service on other boards of directors.

Grant M. Inman, age 68 Nominee for re-election Compensation Committee Chair Nominating and Governance Committee member

Mr. Inman has been a director of the Company since 1981. He is currently General Partner of Inman Investment Management, a venture investment firm that he founded in 1998. He also co-founded and served as general partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman was a general partner of the investment banking firm Hambrecht & Quist from 1980 to 1985.

Mr. Inman has served on the board of directors of Paychex, Inc., a publicly traded company, since 1983. In addition, he serves on the board of directors of AlphaCard Systems, a privately held company. He holds a B.A. degree in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley. Mr. Inman now serves as a Trustee of the UC Berkeley Foundation. Mr. Inman previously served as a director of Wind River Systems Inc.

The Board has concluded that Mr. Inman is qualified to serve as a director of the Company because of his 30-year tenure as a director of the Company, his industry knowledge, his extensive experience on other boards (including as chairman of Audit, Compensation and Nominating and Governance committees), and the entrepreneurial perspective he brings from his venture investment experience.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Catherine P. Lego, age 54 Nominee for re-election Audit Committee Chair

Ms. Lego has been a director of the Company since 2006. From 1999 to 2009, she was the General Partner of The Photonics Fund, LLP, a venture capital investment firm that she founded. Prior to forming The Photonics Fund, she founded Lego Ventures LLC in 1992 to provide consulting services to early stage electronics companies.

Ms. Lego currently serves on the board of directors, and chairs the audit committee, of SanDisk Corporation, a publicly traded company. She received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. Ms. Lego received her CPA in connection with her work at Coopers & Lybrand earlier in her career.

The Board has concluded that Ms. Lego is qualified to serve as a director of the Company because of her prior service on the Board, her substantial accounting and financial expertise, her knowledge of the electronics industry and the perspective of companies that purchase semiconductors from our customers, and experience on other boards, including her current service as chairman of the audit committee of SanDisk.

Stephen G. Newberry, age 56 Nominee for re-election Board member

Mr. Newberry has been a director of the Company since 2005. He also serves as the Company’s President and Chief Executive Officer. Mr. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer in July 1998, and President and Chief Executive Officer in June 2005.

Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there. Mr. Newberry serves on the boards of directors of Amkor Technology, Inc., a publicly traded company, and of SEMI, a global semiconductor industry trade association. Mr. Newberry previously served as a director of Nextest Systems Corporation from October 2000 to January 2008. Mr. Newberry is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.

The Board has concluded that Mr. Newberry is qualified to serve as a director of the Company because of his 30 years’ experience in the semiconductor equipment industry, his comprehensive understanding of the Company and its products, markets, and strategies gained through his role as our President and Chief Executive Officer, his active role in the semiconductor industry’s trade association, and his strong leadership and operations expertise.

In addition to the biographical information above regarding each director’s specific experience, attributes, positions and qualifications, we believe that each of our directors serving during fiscal 2010 has performed his or her duties with critical attributes such as honesty, integrity, wisdom, and an adherence to high ethical standards. Each nominee has demonstrated strong business acumen, an ability to make independent analytical inquiries, an ability to understand the Company’s business environment, and an ability to exercise sound judgment, as well as a commitment to the Company and its core values.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of shares of Lam’s Common Stock by: (i) each person or entity who the Company believes beneficially owned more than 5% of Lam’s common stock on the date set forth below; (ii) each current director of the Company; (iii) each named executive officer identified below in the “Executive Compensation” section; and (iv) all current directors and current executive officers as a group. With the exception of 5% owners, the information below reflects holdings as of September 17, 2010, unless otherwise noted, which is the most recent practicable date for such determination. For 5% owners, holdings are as of June 30, 2010, which is the more practicable date for determining their holdings. The percentage of the class owned is calculated using 122,876,056 as the number of shares of Lam’s Common Stock outstanding on that date.

Name of Person or Identity of Group	Shares Beneficially Owned (1) (2)	Percentage of Class
5% Stockholders
FMR LLC	18,929,920	15.4%
82 Devonshire
Boston, MA 02109
Turner Investment Partners	7,773,204	6.3%
1205 Westlakes Drive, Suite 100
Berwyn PA 19312
Directors
James W. Bagley	182,000	*
David G. Arscott	94,983	*
Robert M. Berdahl	44,948	*
Eric K. Brandt(3)	0	*
Richard J. Elkus, Jr.	81,618	*
Grant M. Inman	106,248	*
Catherine P. Lego	22,248	*
Stephen G. Newberry (also a Named Executive Officer)	10,650	*
Named Executive Officers
Ernest E. Maddock	4,869	*
Martin B. Anstice	17,917	*
Richard A. Gottscho	8,771	*
Jeffrey Marks	9,402	*
Abdi Hariri	5,013	*
All current directors and executive officers as a group (15 people)	623,215	*

*	Less than 1%.

(1)	Includes shares subject to outstanding stock options that are now exercisable or will become exercisable within 60 days after September 17, 2010, as follows:

David G. Arscott	39,000 options	Martin B. Anstice	2,849 options

Robert M. Berdahl	27,000 options	Ernest E. Maddock	3,050 options

Richard J. Elkus, Jr.	27,000 options	All directors and current executive officers as a group (15)	132,199 options

Grant M. Inman	27,000 options

(2)	Information regarding beneficial ownership by the 5% stockholders is based on their most recent respective publicly filed Schedule 13D, 13F, or 13G prior to September 17, 2010.

(3)	The total shares beneficially owned by Mr. Brandt are as of September 10, 2010, the date that he was appointed to the board.

CORPORATE GOVERNANCE

Our Board of Directors and members of management are committed to responsible corporate governance that will ensure that the Company is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the Board and management review published guidelines and recommendations of institutional shareholder organizations; published guidelines of a selection of other public companies; the requirements of the Sarbanes-Oxley Act of 2002 and other rules and regulations of the SEC; and the listing standards for the NASDAQ Global Select Market (“NASDAQ”).

Corporate Governance Policies

We have instituted a variety of policies and procedures to foster and maintain responsible corporate governance, including the following:

Board Committee Charters. Each of the Board’s standing committees — Audit, Compensation and Nominating and Governance Committees — has a written charter adopted by the Board that establishes practices and procedures for the committee in accordance with applicable corporate governance rules and regulations. Each committee reviews its charter annually and recommends changes to the Board, as appropriate. Each Committee Charter is available on the investors’ page of Lam’s web site at http://investor.lamrc.com. Please also refer to “Board Meetings and Committees,” below, for a description of responsibilities of the Board’s standing committees.

Corporate Governance Guidelines. We adhere to written Corporate Governance Guidelines, adopted by the Board and reviewed annually by the Nominating and Governance Committee and the Board. Selected provisions of the Guidelines are discussed below, including in the “Board Nomination Policies and Procedures,” “Director Independence Policies” and “Other Governance Practices” sections below.

Corporate Code of Ethics. We maintain a Code of Ethics that applies to all employees, officers, and members of the Board. The Code of Ethics establishes standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications. We will promptly disclose to the public any amendments to, or waivers from, any provision of the Code of Ethics, to the extent required by applicable laws. We intend to make this public disclosure by posting the relevant material on our website, to the extent permitted by applicable laws. A copy of the Code of Ethics is available on the investors’ page of Lam’s web site at http://investor.lamrc.com.

Global Standards of Business Conduct Policy. Lam Research maintains written standards of appropriate business conduct in a variety of business situations that apply to employees worldwide.

Insider Trading Policy. Our Insider Trading Policy restricts the trading of Company stock by Lam Research directors, officers, and employees, and includes provisions addressing insider blackout periods, margin accounts and hedging transactions.

Board Nomination Policies and Procedures

Board Membership Criteria. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required for the Board and for recommending director nominees to the independent directors. The Guidelines direct the Committee to consider all factors it considers appropriate. The Committee need not consider all of the same factors for every candidate. Factors considered may include, among other things: diversity with respect to any attribute(s) the Board considers desirable; experience; business acumen; wisdom; integrity; judgment; the ability to make independent analytical inquiries; the ability to understand the Company’s business environment; the candidate’s willingness and ability to devote adequate time to Board duties; specific skills, background or experience considered necessary or desirable for Board or committee service; specific experiences with other businesses or organizations that may be relevant to the Company or its industry; and the interplay of a candidate’s experiences and skills with the experiences and skills of other Board members.

Prior to nominating an incumbent non-employee director for re-election to the Board, the Committee reviews the experiences, skills and qualifications of the director to assess the continuing relevance of the director’s experiences, skills and qualifications to those considered necessary or desirable for the Board at that time.

Board members may not serve on more than four boards of public companies (including Lam’s Board), and Board nominees must be under the age of 75 years when nominated.

Nomination Procedure. The Nominating and Governance Committee identifies, evaluates and recommends qualified candidates for election to the Board. The Committee considers recommendations from a variety of sources, including search firms, Board members, executive officers and stockholders. Formal nominations are made by the independent members of the Board.

The following provisions of our Bylaws currently apply to the nomination or recommendation of candidates by a stockholder:

•

In the case of an annual meeting, the stockholder is required to provide advance notice of the nomination, generally between 75 and 45 days prior to the anniversary of the mailing of the previous year’s proxy statement;

•

In the case of a special meeting, the stockholder is required to provide advance notice of the nomination by the later of 90 days prior to the special meeting and the tenth day following the announcement of the date of the special meeting; and

•	A stockholder is required to provide additional disclosure regarding, among other things, derivative instruments and short positions in the Company’s stock held by the stockholder.

Additional information regarding the nomination procedure is provided in the section above captioned “Stockholder-Initiated Proposals and Nominations for 2011 Annual Meeting.”

Director Independence Policies

Board Independence Requirements. Our Corporate Governance Guidelines require that at least a majority of the Board members be independent in accordance with NASDAQ rules. No director will qualify as “independent” unless the Board affirmatively determines that the director has no relationship that would interfere with the exercise of independent judgment as a director. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors, and no more than two management executives may serve on the Board at the same time.

Board Member Independence. The Board has determined that all directors, other than Mr. Bagley and Mr. Newberry, are independent in accordance with NASDAQ criteria for director independence.

Board Committee Independence. All members of the Board’s three standing committees — Audit, Compensation, and Nominating and Governance Committees — must be independent in accordance with applicable NASDAQ criteria as well as, in the case of the Compensation Committee, applicable rules under Section 162(m). See “Board Meetings and Committees” below for a description of the responsibilities of the Board’s standing committees.

Lead Independent Director. Our Corporate Governance Guidelines authorize the Board to designate a Lead Independent Director from among the independent Board members. The Lead Independent Director is responsible for coordinating the activities of the independent members of the Board, consulting with the Executive Chairman regarding matters such as schedules of and agendas for Board meetings and the retention of consultants reporting to the Board, and developing the agenda for and moderating executive sessions of the Board’s independent directors. Director Robert Berdahl has served as the Lead Independent Director since 2004.

Executive Sessions of Independent Directors. The Board and its standing committees hold meetings of the independent directors and Committee members, without management present, at the discretion of the Board or committee, as applicable.

Board Access to Independent Advisors. The Board as a whole, and each of the Board committees separately, may retain, at Lam’s expense, and terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate.

Leadership Structure of the Board

The current leadership structure of the Board consists of an Executive Chairman and a Lead Independent Director. The Executive Chairman is a former executive officer of the Company. Our Chief Executive Officer also serves on the Board. All directors other than Messrs. Bagley and Newberry are independent board members under applicable legal and regulatory requirements.

The Company believes that having both an Executive Chairman and a Lead Independent Director is the appropriate leadership structure for the Board at this time. The Company is fortunate to have a former Chief Executive Officer of the Company to serve as its Executive Chairman, as he can bring to bear his management experience in leading the Board in its oversight role. At the same time, the Company and its stockholders benefit from having a Lead Independent Director to provide independent Board leadership, and from having the Company’s President and Chief Executive Officer on the Board to provide detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and to bring his perspective to bear in Board discussions and decisions.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices to enhance our corporate governance, including the following.

Board and Committee Assessments. At least bi-annually, the Board conducts a review of the functioning of the Board and its standing committees.

Director Resignation or Notification of Change in Executive Officer Status. Under our Corporate Governance Guidelines, any Lam Research director who is also an executive officer of the Company must offer to submit his or her resignation as a director to the Board if the director ceases to be an executive officer of Lam Research. The Board may accept or decline the offer, in its discretion. The Corporate Governance Guidelines also require a non-employee director to notify the Nominating and Governance Committee if the director changes his or her executive position at another company. The Nominating and Governance Committee will review the appropriateness of the director’s continued Board membership under the circumstances, and the director will be expected to act in accordance with the Nominating and Governance Committee’s recommendations.

Director and Executive Stock Ownership. Under the Corporate Governance Guidelines, each director is expected to own at least 5,000 shares of Lam Research common stock by the later of the fifth anniversary of his or her initial election to the Board or December 31, 2010. We also have guidelines for stock ownership by other members of the executive management team, including the Chief Executive Officer, the Chief Financial Officer, and other officers designated by the Compensation Committee. These executives are expected to own a number of shares of Lam Research common stock equal in value to a multiple of each executive’s base annual salary or a specified minimum number of shares, whichever is lower. The salary multiple or specific number of shares varies according to the seniority of the office. In recognition of the limitations of our stock ownership guideline structure in a cyclical business, the guidelines are expressed as the lesser of a dollar amount or a share amount, to allow for changes in the trading price of Lam’s stock. Each designated executive is expected to acquire and maintain ownership of shares of our common stock, in the quantities indicated below, by the later of December 31, 2011, or the fifth anniversary of the executive officer’s hire or promotion date:

Position	Stock Ownership Guideline
Chief Executive Officer	Lesser of three times base salary, or 65,000 shares
Chief Operating Officer; Chief Financial Officer	Lesser of two times base salary, or 25,000 shares
Group Vice Presidents	Lesser of two times base salary, or 20,000 shares
Other designated executives	Lesser of one times base salary, or 10,000 shares

Insider Trading Restrictions. Our Global Standards of Business Conduct Policy prohibits employees from engaging in “short sales” of Lam Research securities or from purchasing “put” or “call” options for Lam Research securities (other than through our equity incentive plans or employee stock purchase plans). These measures help to ensure that our employees and Board members will not benefit from a decline in Lam’s stock price, but will remain focused on our business success.

Communications with Board Members. Any stockholder who wishes to communicate directly with the Board of Directors, any Board Committee or with any individual director regarding the Company may write to the Board or the director c/o George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538. The Office of the Secretary will forward all such communications to the appropriate director(s).

Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the Board’s Audit Committee by sending written correspondence to: Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, CA 94536. The Audit Committee has established procedures to ensure that employee complaints or concerns regarding audit or accounting matters will be received and treated anonymously (if the complaint or concern is submitted anonymously) and confidentially.

We expect our directors to attend the annual meeting of stockholders each year and to respond to appropriate questions. All our directors nominated for re-election in 2009 attended the 2009 annual meeting.

Board Meetings and Committees

Meeting Attendance. Our Board of Directors held a total of six meetings during fiscal 2010. All of the directors who served for the entire fiscal year attended at least 75% of the aggregate number of Board meetings that they were entitled to attend and meetings of Board committees on which they served during fiscal 2010. Patricia Wolpert, who passed away during the fiscal year, attended fewer than 75% of the Board and Compensation Committee meetings held during her tenure. The Board of Directors has as standing committees an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee. The purpose of the Audit Committee is to oversee Lam’s accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is not, however, responsible for planning or conducting our audits, or determining whether our financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles.

During fiscal 2010, the Audit Committee consisted of Board members Arscott, Elkus and Lego, each of whom served for the entire fiscal year, and former Board member Seiichi Watanabe, who served for a portion of the fiscal year. The Audit Committee held fifteen meetings during fiscal 2010. The Board concluded that all Audit Committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for audit committee member independence. The Board also determined that Ms. Lego, the chair of the committee during fiscal 2010, is a “financial expert” as defined in SEC rules.

The Audit Committee’s responsibilities include (but are not limited to) the following:

•

Appoint and provide for the compensation for Lam’s independent registered public accounting firm (the “Accounting Firm”), and approve, in accordance with and in a manner consistent with the laws, rules and regulations applicable to the Company, all professional services to be provided to Lam Research by the Accounting Firm

•	Oversee the work of, and evaluate the performance of, the Accounting Firm

•

Meet with management and the Accounting Firm to discuss the annual financial statements and the Accounting Firm’s report on them, and to discuss the adequacy of internal control over financial reporting

•	Meet quarterly with management and the Accounting Firm to discuss the quarterly financial statements prior to the filing of the Company’s Form 10-Q with the SEC

•	At least annually, review and reassess the Internal Audit Charter and, if appropriate, recommend proposed changes

•	Review the scope, results and analysis of internal audits (if any)

•	Review and approve all related-party transactions

•

Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters

Compensation Committee. The purpose of the Compensation Committee is to discharge certain responsibilities of the Board relating to executive compensation, to oversee incentive, equity-based and other compensatory plans in which Lam’s executive officers and directors participate and to produce an annual report on executive compensation for inclusion as required in the Company’s Proxy Statement.

During fiscal 2010, the Compensation Committee consisted of Board members Berdahl and Inman, each of whom served for the entire fiscal year, former Board member Jack Harris, who served until his retirement from the Board in November 2009, and former Board member Patricia Wolpert, who served until passing away during fiscal year 2010. The Board concluded that all members of the Compensation Committee are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The Compensation Committee held eight meetings during fiscal 2010.

The Compensation Committee’s responsibilities include (but are not limited to) the following:

•

Develop, and from time to time review, compensation policies and practices applicable to Lam’s executive officers, including the criteria upon which executive compensation is based and the composition of executive compensation in terms of base salary, deferred compensation, incentive- or equity-based compensation and other benefits

•

Establish and review corporate goals and objectives as relevant to the Chief Executive Officer (the “CEO”) and the Executive Chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the CEO’s and Executive Chairman’s compensation packages for approval by the independent members of the Board

•	Determine compensation packages for other executive officers consistent with policies approved by the independent members of the Board

•	Review and recommend to the Board for final approval all cash, equity-based or other compensation arrangements applicable to the independent members of the Board

•	Review and approve, subject to stockholder or Board approval as required, the creation or amendment of any equity-based compensatory plans and other compensatory plans as the Board designates

•	Oversee management’s determination as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company

Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to identify individuals qualified to serve as members of the Board of the Company, recommend nominees for election as directors of the Company, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct.

During fiscal 2010, the Nominating and Governance Committee consisted of Board members Berdahl, Elkus, and Inman. The Board concluded that all Nominating and Governance Committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The Nominating and Governance Committee held five meetings during fiscal 2010.

The Nominating and Governance Committee’s responsibilities include (but are not limited to) the following:

•

Make recommendations to the independent members of the Board of nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend individuals to fill any vacancies or newly created directorships that may occur between meetings

•

Make recommendations to the Board annually after consultation with the Chairman of the Board and the Lead Independent Director, if any, with respect to assignment of Board members to committees and for committee chairs

•	Recommend to the Board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board

•

Conduct from time to time a review of the Board and the Board committees in accordance with the Company’s Corporate Governance Guidelines and the committee charters, and report the evaluation to the Board

The Nominating and Governance Committee recommended the slate of nominees for director set forth in Proposal No. 1. The independent members of the Board approved the recommendations and nominated the proposed slate of nominees.

The Nominating and Governance Committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s Bylaws and other procedures described above in the section captioned “Stockholder-Initiated Proposals and Nominations for 2011 Annual Meeting.” Subject to then-applicable law, stockholder nominations for director will be evaluated by Lam’s Nominating and Governance Committee in accordance with the same criteria as are applied to candidates identified by the Nominating and Governance Committee or other sources.

Board’s Role in Risk Oversight

The Board of Directors has oversight responsibility with respect to the Company’s risk management activities. The Board has delegated oversight responsibility for certain areas of risk exposure to its standing committees.

The Audit Committee oversees risk management activities relating to the Company’s accounting and financial reporting, internal controls, and the auditing of the Company’s annual financial statements. The Audit Committee also oversees the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee meets privately with the Company’s independent registered public accounting firm at least quarterly.

The Compensation Committee oversees risk management activities relating to the design of equity, executive and board level compensation policies and plans. The Compensation Committee works with an independent compensation consultant and meets privately with that consultant as appropriate.

Assessment of Compensation Risk

Management conducted a compensation risk assessment in 2010 and concluded that the Company’s current compensation programs are not reasonably likely to have a material adverse effect on the Company’s business.

DIRECTOR COMPENSATION

Board members who are also employees do not receive any additional compensation for service on the Board. The compensation of our non-employee directors is reviewed and determined annually by the Board, upon recommendation from the Compensation Committee. Committee chairs and the lead independent director receive additional cash retainers. The Board endeavors to maintain forms and amounts of director compensation that will attract and retain directors of the caliber desired by the Company and that align director interests with those of stockholders.

Our director compensation plans run on a calendar-year basis. However, SEC rules require us to report compensation in this Proxy Statement on a fiscal-year basis. For calendar year 2010 (the first half of which was the second half of fiscal 2010), each of the Company’s non-employee directors received an annual retainer of $42,000. An additional $12,500 fee was paid to the chair of the Compensation Committee and to the chair of the Audit Committee. A $12,500 fee was paid to the Lead Independent Director and chair of the Nominating and Governance Committee for his service in both of those roles. The rate of cash compensation for calendar year 2009 (the second half of which was the first half of fiscal 2010) was a $42,000 annual retainer, $10,000 for the Audit Committee Chair and $7,500 for the Compensation Committee and Nominating and Governance Committee chairs and for the Lead Independent Director.

Beginning in calendar year 2010, each new non-employee director is eligible to receive an initial equity grant in the form of restricted stock units (“RSUs”), upon the date of the first regularly scheduled board meeting attended by that director after first being appointed or elected to the Board, with a targeted grant date value equal to $250,000 (calculated as the fair market value of a share of the Company’s common stock on the grant date, times the number of shares granted). The initial RSUs vest in four equal annual installments from the date of grant. Each non-employee director is also eligible to receive an annual equity grant in January of each year (or, if the designated date falls within a blackout window under applicable Company policies, on the first business day such grant is permissible under those policies) with a targeted grant date value equal to $160,000 (calculated as the fair market value of a share of the Company’s common stock on the grant date, times the number of shares granted). Those grants generally vest on November 1 in the year of grant. All equity grants are subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan and the applicable grant award agreements.

Each non-employee director who was on the Board on February 1, 2010 received a grant of 4,750 RSUs for services during calendar year 2010. Each RSU grant was issued on February 1, 2010, and, generally subject to a director’s continued service on the Board, vests in full on November 1, 2010, with receipt deferred until January 28, 2011.

The following table shows cash and equity compensation for fiscal 2010:(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total
David G. Arscott	$42,000	$159,695	$0	$0	$0	$2,097		$203,792
Robert M. Berdahl	$55,750	$159,695	$0	$0	$0	$1,736		$217,181
Richard J. Elkus, Jr.	$42,000	$159,695	$0	$0	$0	$1,468		$203,163
Grant M. Inman	$52,000	$159,695	$0	$0	$0	$1,468		$213,163
Catherine P. Lego	$53,250	$159,695	$0	$0	$0	$1,032		$213,977
Jack R. Harris	$21,000	$0	$0	$0	$0	$8,780	(5)	$29,780
Seiichi Watanabe	$21,000	$0	$0	$0	$0	$0		$21,000
Patricia S. Wolpert	$45,750	$159,695	$0	$0	$0	$0		$205,445

(1)

Mr. Brandt was elected to the Company’s board on September 10, 2010, which was after the close of fiscal 2010. Accordingly, he did not receive any compensation as a member of the Company’s board during fiscal 2010.

(2)

On February 1, 2010, each Director who was on the Board was granted 4,750 restricted stock units based on the closing price of the Company’s Common Stock of $33.62, for a target value of $160,000. Other than the units granted to Ms. Wolpert, the units vest on November 1, 2010, with receipt deferred until January 28, 2011. The units granted to Ms. Wolpert vested upon her death.

(3)

The amounts shown in this column represent the grant date fair value of unvested restricted stock unit awards granted during fiscal 2010 in accordance with Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”). However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2010 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010.

(4)	Represents the portion of dental reimbursement insurance premiums paid by the Company.
(5)	Represents the portion of dental and retiree medical reimbursement insurance premiums paid by the Company.

In addition, members of the Board who have retired from the Board can participate in the Company’s Executive Retirement Medical and Dental Plan if they meet certain eligibility requirements. The most recent valuation of the Company’s accumulated post-retirement benefit obligation under Accounting Standards Codification 715, Compensation-Retirement Benefits (“ASC 715”), as of June 2010, for the current directors who may become eligible is shown below:

Name	Accumulated Post-Retirement Benefit Obligation, as of June 2010
David G. Arscott	$224,000
Robert M. Berdahl	$179,000
Richard J. Elkus, Jr.	$164,000
Grant M. Inman	$202,000
Catherine P. Lego	$196,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and people who own more than 10% of a registered class of our equity securities to file an initial report of ownership (on a Form 3) and reports on subsequent changes in ownership (on Forms 4 or 5) with the SEC by specified due dates. Our executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. We are required to disclose in this Proxy Statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during fiscal 2010, with the exception of one late filing of a Form 4 in October 2009 with respect to Sarah A. O’Dowd, covering one transaction.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion and Analysis (the “CD&A”) describes the Company’s executive compensation program and discusses how we made executive compensation decisions for our executive officers during fiscal 2010.

For fiscal 2010, our “named executive officers” (as defined in SEC rules) were:

•	Stephen G. Newberry, our President and Chief Executive Officer;

•	Martin B. Anstice, our Executive Vice President and Chief Operating Officer;

•	Ernest E. Maddock, our Senior Vice President and Chief Financial Officer;

•	Richard A. Gottscho, our Senior Vice President, Global Products;

•	Jeffrey Marks, our Vice President and General Manager, Clean Business; and

•	Abdi Hariri, our Group Vice President, Global Operations.

We refer to these individuals collectively in this CD&A as the “Named Executive Officers” or “NEOs.” Mr. Hariri is included as an NEO because, while he was not an executive officer of the Company at the end of fiscal 2010, his compensation exceeded that of the next-lowest compensated NEO. We refer to calendar years as “CY”, and fiscal years as “FY”, throughout this CD&A.

The compensation tables included in this CD&A report the compensation of the Named Executive Officers for FY 2010. However, our executive compensation program is designed and evaluated on a calendar year basis rather than a fiscal year basis to correspond with our annual business planning, performance goal-setting, pay, and benefit cycles. Therefore, the discussion of our compensation programs and our compensation decisions reflects this calendar year orientation. Fiscal year information is included in compensation tables, as appropriate.

Our standard compensation program for NEOs includes six primary components: base salary, annual incentive awards, long-term incentive awards, participation in benefit programs, eligibility for certain post-termination employment benefits, and other equity awards as considered appropriate. Each of these compensation components is reviewed periodically by our Compensation Committee (the “Committee”). Compensation for NEOs other than Mr. Newberry is determined by the Committee. Mr. Newberry’s compensation is recommended by the Committee to the independent members of the Board for approval.

We design and operate our executive compensation program to achieve specific objectives including: market competitiveness to attract, retain and motivate our executives; pay-for-performance; long-term effectiveness; and cost-effectiveness. These objectives are further described in the section entitled “Compensation Objectives” below. In the cyclical environment in which we operate, applying these objectives leads to changes in our programs from time to time. For example, prior to the economic downturn, the metrics used for our variable incentive programs focused primarily on operating income performance. In response to the downturn, we modified the metrics used in those programs to instead focus on on-going operating cash flow objectives in order to better position the Company for long-term success. As the business climate changes, we will continue to adjust our program to reward the management behaviors that will deliver the best results for our stockholders over the long-term. Throughout the business cycle, we believe that our compensation programs (1) reward management behaviors aligned with our compensation objectives and (2) promote retention of our executive officers.

The following bullet points highlight the key actions by the Committee related to the compensation of our NEOs in FY 2010. Each of these items is discussed in greater detail in the applicable section of this CD&A report.

•

Base Salaries. There was a salary reduction in place during most of CY 2009. In light of the improving business environment and operating results, the Committee restored base salaries to February 2009 levels, effective December 28, 2009. Salaries were then reviewed and adjusted in February 2010, effective April 2010.

•	Annual Incentive Program (“AIP”).

•

Under the 2009 AIP, the maximum payout under our 2009 AIP was capped at 1.0 times the target opportunity, reduced from 2.25 in prior years, to reflect the challenging business environment at the time and to enable us to maintain our cash reserves while maximizing financial results for our stockholders. As a result of improving business results, for the CY 2010 AIP, the Committee restored the maximum payout to 2.25 times the target opportunity.

•	For the CY 2010 AIP, the performance metrics established under the program were changed, in certain cases from the CY 2009 AIP to reflect the improved business environment.

•

The Committee also modified the structure of the CY 2010 AIP. As modified, a maximum payout will be generated based on a corporate metric, and this maximum payout will be used to establish the maximum awards available for payouts under the program. The Committee may then apply negative discretion, to determine actual payouts to each executive based on corporate and individual performance achievement.

•	Long-Term Incentive Program (“LTIP”).

•	In CY 2010, the performance-based equity portion of the LTIP was awarded via performance-based RSUs rather than via stock options.

•	For CY 2010, the performance metrics established under the cash portions of the LTIP were changed from CY 2009 to reflect the improved business environment.

Governance of the Executive Compensation Program

Role of the Compensation Committee. The Committee discharges certain responsibilities of the Board relating to executive compensation and oversees the incentive, equity-based and other compensation plans in which our executive officers (including the NEOs) participate, pursuant to a charter that can be viewed at http://investor.lamrc.com. The Committee’s key responsibilities with respect to executive compensation include the following:

•

Develop, and from time to time review, compensation policies and practices applicable to our executive officers, including the criteria upon which executive compensation is based and the composition of executive compensation in terms of base salary, deferred compensation, incentive or equity-based compensation and other benefits;

•

Establish and review corporate goals and objectives as relevant to our President and Chief Executive Officer (our “CEO”) and Executive Chairman, evaluate their performance in light of these goals and objectives, and, based on this evaluation, recommend the CEO’s and the Executive Chairman’s compensation packages for approval by the independent members of the Board[1];

•	Determine compensation packages for our other executive officers (including the other NEOs) consistent with policies approved by the independent members of the Board;

[1]	The independent members of our Board of Directors, upon recommendation from the Committee, approve the elements of Mr. Newberry’s compensation package. For purposes of this CD&A, a reference to a compensation action or decision by the Committee with respect to the NEOs means, in the case of Mr. Newberry, an action or decision by the independent members of our Board of Directors, unless otherwise expressly noted.

•	Review and approve, subject to stockholder or board approval as required, the creation or amendment of any of our equity-based compensatory plans; and

•	Oversee management’s risk assessment of our compensation policies and practices.

Within this framework, the Committee receives and reviews information, analysis, and compensation proposals provided by our management and by the Committee’s compensation consultant and other advisors.

Role of Executive Officers. Mr. Newberry, assisted by specialists from our Human Resources, Finance, and Legal Departments, develops recommendations for the compensation of our executive officers, including our NEOs. Typically, these recommendations cover the base salaries, annual incentive award opportunities, and long-term incentive award opportunities for our executive officers, as well as the criteria upon which these award opportunities may be earned.

The Committee considers Mr. Newberry’s recommendations in light of competitive compensation data, the Committee’s pay philosophy and objectives, and current business conditions, and obtains advice from outside advisors as discussed below. At the request of the Committee, our Executive Chairman provides input to the Committee on Mr. Newberry’s compensation and compensation recommendations.

Mr. Newberry generally attends Compensation Committee meetings as requested by the Committee. He leaves the meeting for any discussion of his own compensation.

Role of Committee Advisors. The Committee is authorized to engage its own advisors to assist in carrying out its responsibilities. Since 2008, the Committee has engaged the services of Compensia, Inc., a national compensation consulting firm (“Compensia”). Compensia provides the Committee with guidance regarding the amount and types of compensation that we provide to our executive officers (including the NEOs) and how these compare to other companies’ compensation practices.

Representatives of Compensia attend meetings of the Committee as requested and also communicate with the Committee’s Chair outside of meetings. Compensia reports to the Committee rather than to our management, although Compensia meets with members of management, including Mr. Newberry, for purposes of gathering information on proposals that our management or Compensia may make to the Committee. The Committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the Committee or to our management, and has received no compensation other than with respect to the services described above.

Executive Compensation Philosophy

Compensation Objectives. We design and operate our executive compensation program to achieve the following principal objectives:

•

Maintain programs to attract, retain, and motivate high-caliber senior executives by developing compensation arrangements for our executive officers that are competitive with similarly-situated executives in technology companies;

•	Provide pay for performance, by appropriately rewarding our senior executives for their achievement of both short-term and long-term business objectives;

•	Establish a long-term orientation by focusing the efforts of our senior executives on our long-term financial performance, customer relationships and stockholder value creation; and

•	Structure cost-effective compensation programs to take into account the accounting treatment and tax deductibility of compensation expense.

Compensation Elements. Our executive compensation program consists of several principal elements intended to achieve the objectives described above. We consider each element to be appropriate to meet one or more of the principal objectives of our executive compensation philosophy.

Compensation Element	Objective(s)	Target Market Position*
Base salary	Market competitiveness to attract, retain and motivate	50th – 60th percentile of Peer Group

Annual incentive awards	Market competitiveness to attract, retain and motivate Pay for performance by rewarding executives for achieving shorter-term corporate and individual performance objectives	50th – 75th percentile of Peer Group, depending on performance results

Long-term incentives, including cash and
equity awards	Market competitiveness to attract, retain and motivate Pay-for-performance Long-term/stockholder orientation Cost-effectiveness	50th – 75th percentile of Peer Group, depending on performance results

Retirement benefits	Provide competitive benefits Promote executive retention	50th percentile of Peer Group

Deferred compensation
benefits	Provide competitive benefits Promote executive retention	N/A

Severance and change of
control benefits	Market competitiveness to attract, retain and motivate Long-term/stockholder orientation	50th – 60th percentile of Peer Group

Other benefit programs	Market competitiveness to attract, retain and motivate	50th percentile of Peer Group

*	See “Peer Group of Comparable Companies” and “Benchmarking and Target Pay Positioning”, below, for further explanation of the information in this column.

In setting individual pay for an executive officer, the Committee considers a variety of factors, such as job performance, job scope and responsibilities, skill set, prior experience, the executive officer’s time in his or her position with us, internal equity regarding pay levels for similar skill levels or positions, external pressures to attract and retain executive talent, and general market conditions. In general, the differences in total compensation, as well as differences in the amounts of individual compensation elements among our executive officers, reflect these factors. We believe that these differences are consistent with the pay differentials among similar positions at comparable companies.

Peer Group of Comparable Companies. The Committee considers compensation data from a group of comparably-sized companies in the technology industry (the “Peer Group”) as one element in establishing the compensation levels of our executive officers, including the NEOs, as well as the mix and weighting of individual compensation elements. The companies constituting our Peer Group are selected for their comparability to us based on annual revenues, market capitalization, lines of business, and industry, and because we believe we are likely to compete with them for executive talent. Our Peer Group is focused in the semiconductor, semiconductor equipment and materials and solar technology industries. We generally use the following criteria for our peer group selection:

•	2009 revenues: Approximately 0.5x to 2x revenues.

•	Average revenues for peers: $1.89 billion.

•	Median revenue of peers: $1.52 billion.

•	Market capitalization (based on 90-day average, calculated on July 31, 2009): $1 billion to $5 billion.

•	Average market capitalization of peers: $4.67 billion.

•	Median market capitalization of peers: $3.49 billion.

Based on the criteria above, the Peer Group may be modified from year to year. For calendar year 2010, no changes were made to the 2009 Peer Group and the 2010 Peer Group consisted of the following companies:

Altera Corporation	MEMC Electronic Materials, Inc.
Analog Devices, Inc.	Molex Incorporated
Applied Materials, Inc.	National Semiconductor Corporation
Atmel Corporation	Novellus Systems, Inc.
Cypress Semiconductor Corporation	NVIDIA Corporation
Fairchild Semiconductor International, Inc.	SanDisk Corporation
First Solar, Inc.	Sun Power Corporation
KLA-Tencor Corporation	Teradyne, Inc.
LSI Corporation	Varian Semiconductor Equipment Associates, Inc.
Marvell Technology Group Ltd.	Xilinx, Inc.
Maxim Integrated Products, Inc.

In addition, in some cases, the Committee also reviews data from a subset of the Peer Group (Applied Materials, Inc., KLA-Tencor Corporation, Novellus Systems, Inc., Teradyne, Inc., and Varian Semiconductor Equipment Associates, Inc.), focusing specifically on companies in the semiconductor equipment industry.

In addition to this Peer Group data, our Human Resources Department analyzed select survey data on base salary, bonus targets, equity awards, and total compensation drawn from the Radford 2009 Executive Survey (“Radford Survey”). The Radford Survey includes data from several hundred technology companies; however, we focus only on the data for those technology companies comparable in size to the Company.

Benchmarking and Target Pay Positioning. The Compensation Committee reviews compensation practices at Peer Group companies and selected data from the Radford Survey as factors for determining whether executive officer total compensation is within a competitive range. Generally, the Committee targets the total direct compensation (defined as base salary plus target annual incentive awards plus target long-term incentive awards) of our executive officers, including the NEOs, near the 50th percentile of the Peer Group. However, our programs are designed to provide our executive officers with the opportunity to receive higher levels of compensation (up to and above the 75th percentile of the Peer Group) if warranted by superior Company and/or individual performance, or lower levels of compensation for below-target Company or individual performance.

Calendar Year 2009/2010 Compensation Decisions

Base Salary. Base salaries represent one of the primary non-variable components of our executive compensation program. We believe the purpose of base salary is to fairly and competitively compensate our executive officers, including the NEOs, with a fixed amount of salary for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive and consistent with Peer Group practice and data generally suggested by the Radford Executive Survey. Adjustments to base salary are generally considered by the Committee each year in February.

For CY 2009, in view of the prevailing uncertainty in the global economy and potential impact on our business, the Committee (upon the recommendation of Mr. Newberry) approved a temporary reduction in the base salaries of our NEOs, beginning in February 2009. The reductions ranged from 10% to 17.5% and were part of a broader salary reduction program applicable to all of our employees. Based upon improving economic conditions and Company performance, the Committee approved a restoration of base salaries for the NEOs effective December 28, 2009, to the levels in effect prior to the February 2009 reduction.

For CY 2010, the base salaries of the NEOs were determined by the Committee in February 2010 and became effective in April 2010 based on the factors described above.

The base salaries of the NEOs for CYs 2009 and 2010 are as follows:

Named Executive Officer	CY 2009 (1)	CY 2009/CY 2010 (2)	CY 2010 (3)
Stephen G. Newberry	$660,000	$800,000	$850,000
Martin B. Anstice	$393,750	$450,000	$463,500
Ernest E. Maddock	$385,000	$440,000	$453,200
Richard A. Gottscho	$324,000	$360,000	$370,800
Jeffrey Marks	$279,000	$310,000	$325,000
Abdi Hariri	$283,500	$315,000	$325,000

(1)	Reduced base salary effective until December 28, 2009.
(2)	Base salaries restored to February 2009 levels effective December 28, 2009.
(3)	Base salaries effective April 5, 2010.

Annual Incentive Program (“AIP”)

The AIP provides for annual cash incentive awards to our NEOs based on corporate and individual performance achievement during the calendar year. For the AIP, the Committee establishes: (i) the corporate and individual performance metrics that will apply to each executive officer; (ii) the target levels of performance for the corporate and individual metrics which may be 6 or 12 month metrics; and (iii) the individual target award opportunities. By reviewing the target levels of performance for certain performance metrics every six-months, the Committee retains the ability to make adjustments as necessary to reflect changing business conditions and corporate objectives.

The specific metrics and their relative weightings are selected based upon the recommendations of Mr. Newberry and the determinations of the Committee regarding the important measures of our performance during the applicable calendar year.

The Committee establishes the target levels of performance for the corporate and individual metrics so that they will be challenging but achievable based on expected levels of performance from our executive officers, and so that below-expected performance will reduce the amount of an executive officer’s incentive payments. Target levels of performance are set such that very strong performance is required to receive payments above the target award opportunity. For example, for CY 2006, AIP payments ranged from 1.9 to 2.05 times target amounts and for CY 2007, they ranged from 1.61 to 1.8 times target amounts. In both of these years, our performance was exceptional. By contrast, for CY 2008, AIP payments averaged 0.4 times target amounts, reflecting our performance in the deteriorating economy, and in CY 2009, AIP payments averaged 0.81 times target amounts, reflecting difficult economic conditions and corresponding Company performance in the first half of the year and improving economic conditions and Company performance in the second half.

The Committee reserves the right to settle any AIP payments in cash, Company shares, or any combination of cash and Company shares, based on the Company’s cash position. Historically, AIP payments have been settled in cash.

2009 AIP

For CY 2009, AIP awards were determined for the NEOs using the framework of:

Target AIP Award (A)	X (	Corporate Performance Factor X 50% (B)	+	Individual Performance Factor X 50% (C)	) =	AIP Payment (D)

where:

(A)	The target AIP award represents a percentage of each executive officer’s annual eligible base earnings translated to a dollar amount. The reduced salaries in effect for most of CY 2009 affected eligible base salaries. In February 2009, the Committee approved the following target AIP award opportunities for CY 2009 for the NEOs:

Stephen G. Newberry	125%
Martin B. Anstice	85%
Ernest E. Maddock	80%
Richard A. Gottscho	75%
Jeffrey Marks	70%
Abdi Hariri	70%

The maximum potential 2009 AIP payment was capped at 1.0 times target award amount, reduced from 2.25 in prior years. The differences in target award opportunities among the NEOs were determined based on job scope and responsibilities, as well as an assessment of competitive compensation data.

(B)	The CY 2009 AIP corporate performance factor was calculated based on the actual level of performance achievement with respect to four performance metrics: ongoing operating cash flow; Etch products market share; Clean products market share; and Customer Support Business Group (“CSBG”) profit. The Etch products and Clean products market share target levels of performance were set in February 2009 for the entire year, and the operating cash flow and CSBG profit target levels of performance were set in February 2009 for the first half of the year and adjusted in August 2009 for the second half of the year. The target levels of performance established with respect to these metrics were considered stretch goals; for example, achievement of our operating plan goals would result in a 0.5 payout.

The weighting of each metric varied by the executive’s area of responsibility and degree of influence with respect to such metric, as follows:

Named Executive Officer	Corporate Metrics
	Ongoing Operating Cash Flow	Etch Market Share	Clean Market Share	CSBG Contributed Profit	Total
Stephen G. Newberry	50%	25%	15%	10%	100%
Martin B. Anstice	50%	25%	15%	10%	100%
Ernest E. Maddock	50%	25%	15%	10%	100%
Richard A. Gottscho	50%	40%	0%	10%	100%
Jeffrey Marks	50%	0%	40%	10%	100%
Abdi Hariri	50%	25%	15%	10%	100%

(C)	CY 2009 AIP individual performance factors were calculated based on level of performance achievement with respect to each NEO’s applicable metrics. Specific NEO performance factors were established for each NEO other than Messrs. Newberry and Anstice, whose performance was based solely on the corporate performance metric because of their roles as CEO and COO. The specific NEO individual performance metrics include: organizational financial performance, business process improvement, market share, organizational capability and product development. Achievement of individual target levels of performance was measured on the basis of quantitative and qualitative metrics that varied by each NEO, with a payment of 0 to 1.2 times target opportunity, based on the actual performance level. NEO specific performance metrics and target levels of performance were set in February 2009 for the entire year.

(D)	CY 2009 AIP payments were based on the calculated result of performance relative to each specific NEO’s performance against the applicable metrics.

For CY 2009, the corporate performance factor was 0.81, calculated as follows (Dr. Gottscho’s corporate factor was 0.84 due to a higher weighting on Etch market share and Dr. Marks’s corporate factor was 0.77 due to the higher weighting on Clean market share):

Corporate Performance Metrics	Weighting (A)	1st Half CY 2009 Factor Result	2nd Half CY 2009 Factor Result	Annual Result (B)	Corporate Performance Factor Result (A x B)
Ongoing operating cash flow	50%	.66	.50	.58	.29
Etch market share	25%	1.15		1.15	.29
Clean market share	15%	.97		.97	.15
CSBG Contributed Profits	10%	.56	1.20	.88	.09
Corporate Performance Factor Result					.81

The corporate performance factor result, together with the individual performance factor results, led to the following AIP payments for our NEOs, as approved by the Committee in February 2010. Individual payouts for NEOs with an individual performance factor were reduced by 10% so that AIP payments in the aggregate would not exceed the corporate performance factor result.

Named Executive Officer	Target AIP Award ($)	Corporate Performance Factor Result	Individual Performance Factor Result	Annual Incentive Payment
Stephen G. Newberry	$883,654	0.81	N/A	$715,760
Martin B. Anstice	$354,916	0.81	N/A	$287,482
Ernest E. Maddock	$326,616	0.81	1.00	$266,028
Richard A. Gottscho	$256,500	0.84	1.09	$222,539
Jeffrey Marks	$206,150	0.77	0.90	$154,551
Abdi Hariri	$209,475	0.81	1.00	$170,671

2010 AIP

In February 2010, the Committee reviewed the AIP structure in light of current economic conditions and approved several changes to the AIP structure for CY 2010 relative to CY 2009.

First, based on the annual executive compensation review and discussions with its compensation advisor, the Committee approved the following target AIP award opportunities for CY 2010:

Stephen G. Newberry	150%
Martin B. Anstice	85%
Ernest E. Maddock	80%
Richard A. Gottscho	80%
Jeffrey Marks	70%
Abdi Hariri	75%

Second, the Committee approved a maximum payout opportunity for CY 2010 equal to 2.25 times the target award. This was the Company’s practice before CY 2009, and reflects the improved economic outlook for the Company.

Finally, a structural modification for CY 2010 was made in the determination of the maximum payout amount. Under this modification, a maximum payout will be generated based on ongoing operating income as a percentage of revenue. The maximum payout establishes the maximum award payable to each executive under the 2010 AIP. The Committee may then apply negative discretion to determine actual payouts to each executive based on corporate and individual performance.

Long-Term Incentive Program (“LTIP”)

Long-term incentive awards are an important element of our executive compensation program. From CY 2006 through CY 2008, we used cash-based awards as our primary long-term incentive compensation vehicle under our Multi-Year Incentive Program (“MYIP”), which is described below under “Multi-Year Incentive Program”. Beginning in CY 2009, management recommended, and the Committee approved, a change to how long-term incentive compensation is delivered to our executives by establishing the Long-Term Incentive Program (“LTIP”). Beginning in CY 2009, the LTIP has delivered 50% of the target award in cash, through the MYIP, and 50% of the target award through equity awards.

The LTIP is 75% performance-based. The MYIP cash incentive program portion of the award (which is 50% of the total LTIP award) is earned based on achieving pre-established performance targets, and one-half of the equity award portion of the LTIP award (i.e. 25% of the total LTIP award) is delivered through performance-based equity. The remaining one-half of the LTIP equity award portion (i.e. 25% of the total LTIP award) is delivered through time-vested RSUs. The performance-based equity component of the LTIP is reviewed annually to determine the most appropriate form for the award based on criteria such as the current economic environment, the perceived potential value to motivate and retain the executives, and the accounting impact relative to the potential value delivered. Based on these criteria, in CY 2009, the performance-based equity award was delivered in stock options, and in CY 2010, it was delivered in performance-based RSUs.

The Committee establishes individual target award opportunities at the beginning of each two-year cycle based on the executive’s position and responsibilities, an evaluation of the executive’s performance, and an assessment of competitive compensation data from the Peer Group. The target amounts for each NEO under the various two-year LTIP program cycles (which includes both the MYIP and equity awards) are as follows:

Named Executive Officer	LTIP Program Cycle	Target Amount
Stephen G. Newberry	2008/2009	$4,000,000
	2009/2010	$4,000,000
	2010/2011	$4,500,000
Martin B. Anstice	2008/2009	$1,625,000
	2009/2010	$1,750,000
	2010/2011	$2,000,000
Ernest E. Maddock	2008/2009	$1,476,000
	2009/2010	$1,600,000
	2010/2011	$1,600,000
Richard A. Gottscho	2008/2009	$1,260,000
	2009/2010	$1,260,000
	2010/2011	$1,350,000
Jeffrey Marks	2008/2009	$930,000
	2009/2010	$930,000
	2010/2011	$1,000,000
Abdi Hariri	2008/2009	$1,102,500
	2009/2010	$1,250,000
	2010/2011	$1,250,000

Multi-Year Incentive Program. The MYIP is a long-term cash incentive program designed to provide competitive levels of compensation to and reward our senior executives for performance and stock price appreciation over a performance period.

The MYIP operates over two-year performance cycles. For example, the 2009/2010 MYIP cycle covers performance during CY 2009 and CY 2010. The actual payment amount is determined and payment is made in the calendar year following the end of the cycle. For example, the “Award Determination Date” for the 2009/2010 MYIP cycle will be February 2011. An executive officer generally must be continuously employed by us through the Award Determination Date in order to receive payment for a MYIP cycle.

Because each MYIP cycle covers performance in two calendar years, three MYIP cycles affect NEO compensation during each fiscal year. A new MYIP cycle typically commences at the beginning of each calendar year and lasts for two calendar years. The MYIP cycles that affect NEO compensation for fiscal 2010 (which is reported in the Summary Compensation Table) are shown in the following chart:

MYIP Performance Periods

Award amounts under the MYIP may be increased (but may not be decreased) through a stock price modifier if our stock price exceeds a benchmark level set at the beginning of the MYIP cycle. This is intended to allow our executives to participate along with our investors in stock price appreciation resulting from strong financial and operating performance results. The specific formula is described in subparagraph (C) below.

The Committee measures actual levels of performance results for the performance metrics on a quarterly basis and accrues the potential payment attributable to that fiscal quarter’s performance at the end of each quarter during a MYIP cycle, although the Committee may reduce these amounts to determine the actual payouts at the end of the cycle.

The structure of a MYIP cycle can be summarized by the following formula:

Target Award (A)	X	Performance Factor (B)	X	Stock Price Modifier (C)	=	Quarterly Accrual (D)

where:

(A)	The target award is an amount established for each NEO by the Committee. It is established at the start of each two-year MYIP cycle. For purposes of this calculation, the target award is prorated over the eight quarters of each MYIP cycle.

(B)	The performance factor is the calculated result based on actual level of performance with respect to the applicable metric during the MYIP cycle. This is described in further detail below under “Performance Factors.”

(C)	The stock price modifier is a ratio of (x) the market price of our common stock over the 50-trading-day trailing average as of the end of each fiscal quarter to (y) the 200-trading-day trailing average as of the end of the December fiscal quarter preceding the beginning of the MYIP cycle, but may not be less than 1.0. The stock price modifier allows our executives to participate with our investors in stock price appreciation.

(D)	The quarterly accrual is the product of the target award, the performance factor and stock price modifier. This determination is made each quarter of the MYIP cycle, with payout occurring at the Award Determination Date (if approved by the Committee and subject to the NEO’s continued employment).

The maximum potential MYIP incentive payment is subject to a cap of 2.5 times the target dollar amount.

Target Awards. The target awards for each NEO for the 2008/2009, 2009/2010 and 2010/2011 MYIP cycles are:

Named Executive Officer	MYIP Cycle	Target Award for Entire Two- Year MYIP Cycle (prorated equally for each year)
Stephen G. Newberry	2008/2009	$4,000,000
	2009/2010	$2,000,000
	2010/2011	$2,250,000
Martin B. Anstice	2008/2009	$1,625,000
	2009/2010	$875,000
	2010/2011	$1,000,000
Ernest E. Maddock	2008/2009	$1,476,000
	2009/2010	$800,000
	2010/2011	$800,000
Richard A. Gottscho	2008/2009	$1,260,000
	2009/2010	$630,000
	2010/2011	$675,000
Jeffrey Marks	2008/2009	$930,000
	2009/2010	$465,000
	2010/2011	$500,000
Abdi Hariri	2008/2009	$1,102,500
	2009/2010	$625,000
	2010/2011	$625,000

Performance Factors. The performance factor is the calculated result based on the achievement of performance against the metric and target level of performance.

•	For the CY 2008 (and earlier) portions of MYIPs, the metric and target level of performance were established annually for each year of the MYIP cycle.

•

For the CY 2009 and subsequent portions of MYIPs, performance metrics and target levels of performance were established at the beginning of the applicable period; performance metrics are reviewed annually and target levels are reviewed every six months during the applicable cycle, and adjusted in the Committee’s discretion.

By reviewing performance metrics and target levels of performance regularly, the Committee retains the ability to make adjustments to reflect changing business conditions and corporate objectives. For example:

•	The performance metric for the CY 2008 portion of the 2008/2009 MYIP cycle was based on ongoing operating income.

•

The performance metric for the CY 2009 portion of the 2008/2009 and 2009/2010 MYIP cycles was changed to ongoing operating cash flow because the Committee believed that this metric represented the best indicator of our corporate performance given the economic uncertainties and their impact on our business, the Company’s goal of conserving cash reserves and the Committee’s desire to reward our executives for achieving objectives in CY 2009 that would position the Company for long-term success.

•	As business conditions improved for CY 2010, the performance metric for the CY 2010 portion of the 2009/2010 and 2010/2011 MYIP cycles was returned to ongoing operating income, which the

Committee believes is a stronger indicator of Company performance during improved business conditions.

The ongoing operating income target level of performance for CY 2008 was $528,750,000; the performance factor was actual ongoing operating income divided by this ongoing operating income target level of performance.

The ongoing operating cash flow target was a sliding scale from 0% to 120% based on the Company’s performance against the ongoing operating cash flow goal. Based on the first half of CY 2009 operating plan target of $7 million in ongoing cash from operations (based on $350 million in revenue) and second-half of CY 2009 operating plan of $11M (based on $628 million in revenue), the performance factor would be 0.5. This target performance factor, which is below 1.0 for achieving the operating plan, reflects the difficult economic environment in which we operated in CY 2009.

FY 2010 MYIP Payments

The Award Determination Date for the 2008/2009 MYIP cycle occurred in February 2010. The Committee reviewed the amounts calculated under the formula described under “Performance Factors” and authorized payouts. The average payout under the 2008/2009 MYIP was 58.7% of target, reflecting:

•

CY 2008 actual ongoing operating income of $313.5 million. This led to a result of zero for the third quarter of CY 2008. However, even though an award was potentially awardable for the fourth quarter of CY 2008, the Committee exercised negative discretion and reduced the award for that quarter to zero, given the difficult economic conditions at that time.

•	Revenue of $392.3 million and ongoing cash from operations of $29 million for the first half of CY 2009, resulting in a performance metric result of 0.66 for that period.

•	Revenue of $805.7 million and ongoing cash from operations of $110.6 million for the second half of CY2009, resulting in a performance metric result of 0.50 for that period.

During the 2008/2009 MYIP period, the stock price modifier was positive only for the fourth quarter of CY 2009 (1.18 for that quarter). The amounts earned by the NEOs under the 2008/2009 MYIP were:

Named Executive Officer	Target Award Opportunity	Award Payout	Award Payout as a Percentage of Award Opportunity
Stephen G. Newberry	$4,000,000	$2,219,555	55.5%
Martin B. Anstice	$1,625,000	$963,059	59.3%
Ernest E. Maddock	$1,476,000	$874,868	59.3%
Richard A. Gottscho	$1,260,000	$745,674	59.2%
Jeffrey Marks	$930,000	$550,378	59.2%
Abdi Hariri	$1,102,500	$652,463	59.2%

Mr. Newberry’s award payout percentage was less than the other NEOs’ awards because for purposes of determining his 2008/2009 MYIP award, the SEZ Holdings AG business was included in the determination of his ongoing operating income results, and for the other NEOs, the SEZ business was excluded.

Equity Awards

2009 Equity Awards. Under the LTIP for CY 2009, each NEO received, on February 26, 2009, a grant of RSUs and a stock option grant. The number of RSUs granted equaled one-half of the target dollar amount shown in the table below divided by $20.21, the closing price of the Company’s common stock on the grant date. Each NEO also was granted a stock option covering 2.5 shares of the Company’s common stock for each RSU granted. The stock options have an exercise price equal to $20.21, the closing price of the Company’s common stock on the grant date, and have a five-year term. The RSUs and options vest on the second anniversary of the grant date.

The equity awards for the NEOs were as follows:

Named Executive Officer	Target Dollar Amount	Stock Option Awards	Restricted Stock Units Award
Stephen G. Newberry	$2,000,000	123,700	49,480
Martin B. Anstice	$875,000	54,120	21,648
Ernest E. Maddock	$800,000	49,480	19,792
Richard A. Gottscho	$630,000	38,965	15,586
Jeffrey Marks	$465,000	28,760	11,504
Abdi Hariri	$625,000	38,658	15,463

2010 Equity Awards. Under the LTIP for CY 2010, each NEO received, on February 5, 2010, a grant of performance based and time based RSUs. To determine both the number of time based and performance based RSUs, one-half of the NEO’s target dollar amount shown in the table below was divided by $33.29, the closing price of our common stock on the grant date. The performance based RSUs vest on the second anniversary of the grant date, subject to and based on achievement of ongoing operating profit percentages. The time based RSUs vest on the second anniversary of the grant date.

The equity awards for the NEOs were as follows:

Named Executive Officer	Target Dollar Amount	Time-based Restricted Stock Units Award	Performance-based Restricted Stock Units Award
Stephen G. Newberry	$2,250,000	33,793	33,793
Martin B. Anstice	$1,000,000	15,019	15,019
Ernest E. Maddock	$800,000	12,015	12,015
Richard A. Gottscho	$675,000	10,138	10,138
Jeffrey Marks	$500,000	7,509	7,509
Abdi Hariri	$625,000	9,387	9,387

Other Equity Awards

In addition to the LTIP, certain executives are eligible to receive equity awards tied to achievement of specific performance goals. In CY 2010, the Committee granted Dr. Gottscho an RSU award covering a total of 28,000 shares of our common stock, 4,000 shares of which will vest on March 27, 2011, 20,000 shares of which will vest on June 26, 2011, and 4,000 shares of which will vest on March 25, 2012, subject to the achievement of defined performance criteria relating to Etch products market share, wafer fabrication equipment market share, and his continued employment with us through the vesting date. In CY 2010, the Committee granted Dr. Marks an RSU award covering a total of 8,000 shares of our common stock, 4,000 of which will vest on March 27, 2011 and 4,000 of which will vest on March 25, 2012, subject to performance criteria related to wafer fabrication equipment market share and his continued employment with us through the vesting date. No other NEO received an equity award in calendar year 2010 other than under the LTIP.

Employment/Change of Control Arrangements

Effective July 2009, the independent members of our Board of Directors, upon recommendation of the Committee, entered into an employment agreement with Mr. Newberry (the “Newberry Agreement”) to: (i) document the terms and conditions of Mr. Newberry’s employment and (ii) encourage the retention of our chief executive officer. The Committee also approved employment agreements with Messrs. Anstice and Maddock, and change of control agreements with our other executive officers, including Dr. Gottscho, Dr. Marks, and Mr. Hariri.

Employment Agreements. The Company and Mr. Newberry entered into the Newberry Agreement effective July 1, 2009. The Newberry Agreement provides that Mr. Newberry shall serve as the Company’s President and Chief Executive Officer for a term commencing on July 1, 2009 and ending on June 30, 2012, subject to the right of the Company or Mr. Newberry, under certain circumstances, to terminate the agreement prior to June 30, 2012, and provided that Mr. Newberry’s employment will terminate immediately upon his death or disability (as defined in the Newberry Agreement).

Under the Newberry Agreement, Mr. Newberry will receive a base salary of $800,000 per year, subject to annual adjustment at the discretion of the independent members of the Board. Effective April 2010, this base salary was adjusted to $850,000. Mr. Newberry is also entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally, subject to the applicable terms and conditions of those programs and the approval of the independent members of the Board, and to participate in the Company’s Elective Deferred Compensation Plan. Mr. Newberry receives other benefits, such as health insurance, vacation, and benefits under other plans and programs generally applicable to executive officers of the Company.

If an Involuntary Termination (as defined in the Newberry Agreement) of Mr. Newberry’s employment occurs, other than in connection with a change of control (as defined in the agreement), Mr. Newberry will be entitled to:

(1)	a lump-sum cash payment equal to 18 months of his then-current base salary (without giving effect to any salary reduction program currently in effect), plus an amount equal to the average of the last five annual payments made to Mr. Newberry under the AIP or any predecessor or successor programs (the “Short Term Program,” and such average, the “Short Term Program Average”), plus an amount equal to the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term Program and the number of full months elapsed prior to the termination date;

(2)	payment of any amounts accrued as of the date of termination under any long-term cash-based variable-compensation programs of the Company (the “Long Term Cash Programs”), the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year;

(3)	certain medical benefits; and

(4)	vesting, as of the date of termination, of a pro rata portion (based on time of service) of the unvested stock option or RSU awards granted to Mr. Newberry at least twelve months prior to the termination date.

If a change of control of the Company (as defined in the agreement) occurs during the period of Mr. Newberry’s employment, and if there is an Involuntary Termination of Mr. Newberry’s employment either in contemplation of or within the 12 months following the change of control, Mr. Newberry will be entitled to:

(1)	a lump-sum cash payment equal to 18 months of Mr. Newberry’s then-current base salary, plus an amount equal to the Short Term Program Average, plus an additional amount equal to the amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated multiplied by the number of full months worked in that calendar year divided by twelve;

(2)	certain medical benefits;

(3)	vesting, as of the date of termination, of the unvested stock option or RSU awards granted to Mr. Newberry prior to the change of control; and

(4)	payment of any amounts accrued as of the change of control under the Long Term Cash Programs, plus an amount equal to the remaining target amount under the Long Term Cash Programs.

If Mr. Newberry’s employment is terminated due to disability or in the event of his death, Mr. Newberry (or his estate) will be entitled to:

(1)	a lump-sum cash payment equal to 12 months of his then-current base salary (without giving effect to any salary reduction program currently in effect) less, in the case of his death, certain insurance payments, plus the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term Program and the number of full months elapsed prior to the termination date;

(2)	payment of any amounts accrued as of the date of termination under the Long Term Cash Programs (the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year);

(3)	certain medical benefits (in the case of Mr. Newberry’s death, benefits to which his dependents are entitled); and

(4)	vesting, as of the date of termination, of at least 50% of the unvested stock option or RSU awards granted to Mr. Newberry prior to the date of termination (or a pro rata amount, based on period of service, if greater than 50%).

If Mr. Newberry voluntarily resigns, he will be entitled to no additional benefits and stock options and RSUs will cease to vest on the termination date, and stock options will be cancelled unless they are exercised within ninety days after the termination date.

The Newberry Agreement also subjects Mr. Newberry to customary confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment. The agreement also requires Mr. Newberry to execute a release in favor of the Company to receive the payments described above.

The terms of Mr. Anstice’s agreement are substantively similar to those of the Newberry Agreement, with the following material differences: Mr. Anstice shall serve as an Executive Vice President of the Company and will receive a base salary of $450,000, subject to annual adjustment at the discretion of the Committee. Effective April 2010, this base salary was adjusted to $463,500. Mr. Anstice is entitled to payment of twelve months’ COBRA premiums in the event that he is not eligible for the Company’s Executive Retiree Medical Benefit Plan.

The severance terms of Mr. Anstice’s agreement are generally similar to those of the Newberry Agreement, provided that (1) Mr. Anstice will receive 12 months’ base salary instead of 18 months’ in the event of his Involuntary Termination; (2) instead of a payment of the full Short Term Program Average, he will receive a payment of 50% of the Short Term Program Average; and (3) in the event of death or disability, Mr. Anstice will not be entitled to any payment based on his base salary. The change of control terms of Mr. Anstice’s agreement are generally similar to those of the Newberry Agreement, provided that Mr. Anstice will receive 12 months’ base salary instead of 18 months’ in the event of his Involuntary Termination.

The terms of Mr. Maddock’s agreement are substantively similar to those of Mr. Anstice’s agreement, with the following material differences: Mr. Maddock shall serve as a Senior Vice President of the Company and will receive a base salary of $440,000, subject to annual adjustment at the discretion of the Committee. Effective April 2010, this base salary was adjusted to $453,200.

Change of Control Agreements. We entered into change of control agreements with Mr. Hariri, Dr. Marks, and Dr. Gottscho, which provide that, if a change of control (defined as in the Newberry Agreement) of the Company occurs during the period of employment of the applicable executive officer under the change of control agreement, and there is an Involuntary Termination (defined as in the Newberry Agreement) of the executive officer’s employment, the executive officer will be entitled to payments and benefits substantively similar to those contained in the change of control provisions of Messrs. Anstice and Maddock’s agreements.

The change of control agreements contain confidentiality, non-competition, and non-solicitation terms that are substantively similar to those of Messrs. Anstice and Maddock’s agreements, and require Mr. Hariri, Dr. Marks, and Dr. Gottscho to execute releases in favor of the Company to receive the payments described in the previous paragraph.

Equity Plans. In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (i) a merger or consolidation in which Lam Research is not the surviving entity, (ii) a sale of substantially all of Lam’s assets, including a liquidation or dissolution of the Company, or (iii) a change in the ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the Board and/or the terms of the applicable transaction documents.

Potential Payments to Named Executive Officers Upon Termination or Change of Control. The tables below summarize the potential payments to our NEOs, assuming a change of control of the Company as of the end of FY 2010. These amounts are calculated assuming that the employment termination or change of control occurs on the last business day of FY 2010, June 25, 2010. The closing price per share of our common stock on June 25, 2010 was $40.25.

Mr. Newberry

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$850,000	$—	$1,275,000	$1,275,000
Short-term Incentive (5-year bonus average)	$—	$—	$—	$974,747	$974,747
Short-term Incentive (pro rata 2010 bonus)	$—	$637,500	$—	$637,500	$487,373
Long-term Incentives:
2009-2010 MYIP	$—	$1,392,026	$—	$1,392,026	$1,892,026
2010-2011 MYIP	$—	$887,851	$—	$887,851	$2,575,351
Stock Options (Unvested and Accelerated)	$—	$1,652,632	$—	$1,652,632	$2,478,948
Restricted Stock Units (Unvested and Accelerated)	$—	$2,687,882	$—	$1,327,713	$4,711,907
Benefits and Perquisites
Health Benefit Continuation	$274,000	$274,000	$—	$274,000	$274,000
Total	$274,000	$8,381,891	$—	$8,421,469	$14,669,352

Mr. Anstice

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$463,500	$463,500
Short-term Incentive (5-year bonus average)	$—	$—	$—	$172,322	$344,644
Short-term Incentive (pro rata 2010 bonus)	$—	$196,988	$—	$196,988	$172,322
Long-term Incentives:
2009-2010 MYIP	$—	$609,012	$—	$609,012	$827,762
2010-2011 MYIP	$—	$394,601	$—	$394,601	$1,144,601
Stock Options (Unvested and Accelerated)	$—	$723,043	$—	$723,043	$1,084,565
Restricted Stock Units (Unvested and Accelerated)	$—	$1,185,403	$—	$580,888	$2,080,362
Benefits and Perquisites
Health Benefit Continuation/ COBRA Payment	$—	$27,886	$—	$27,886	$27,886
Total	$—	$3,136,933	$—	$3,168,240	$6,145,642

Mr. Maddock

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$453,200	$453,200
Short-term Incentive (5-year bonus average)	$—	$—	$—	$177,130	$354,259
Short-term Incentive (pro rata 2010 bonus)	$—	$181,280	$—	$181,280	$177,130
Long-term Incentives:
2009-2010 MYIP	$—	$556,811	$—	$556,811	$756,811
2010-2011 MYIP	$—	$315,681	$—	$315,681	$915,681
Stock Options (Unvested and Accelerated)	$—	$661,053	$—	$661,053	$991,579
Restricted Stock Units (Unvested and Accelerated)	$—	$1,014,689	$—	$531,085	$1,763,836
Benefits and Perquisites
Health Benefit Continuation/ COBRA Payment	$—	$21,865	$—	$21,865	$21,865
Total	$—	$2,751,379	$—	$2,898,105	$5,434,361

Dr. Gottscho

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$—	$370,800
Short-term Incentive (5-year bonus average)	$—	$—	$—	$—	$286,911
Short-term Incentive (pro rata 2010 bonus)	$—	$—	$—	$—	$143,456
Long-term Incentives:
2009-2010 MYIP	$—	$—	$—	$—	$595,988
2010-2011 MYIP	$—	$—	$—	$—	$772,605
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$780,859
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$3,093,696
Benefits and Perquisites
Health Benefit Continuation	$270,000	$270,000	$—	$270,000	$270,000
Total	$270,000	$270,000	$—	$270,000	$6,314,315

Dr. Marks

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$—	$325,000
Short-term Incentive (5-year bonus average)	$—	$—	$—	$—	$212,297
Short-term Incentive (pro rata 2010 bonus)	$—	$—	$—	$—	$106,148
Long-term Incentives:
2009-2010 MYIP	$—	$—	$—	$—	$439,896
2010-2011 MYIP	$—	$—	$—	$—	$572,300
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$576,350
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$2,275,011
Benefits and Perquisites
Health Benefit Continuation/ COBRA Payment	$—	$—	$—	$—	$27,886
Total	$—	$—	$—	$—	$4,534,888

Mr. Hariri

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$—	$325,000
Short-term Incentive (5-year bonus average)	$—	$—	$—	$—	$227,857
Short-term Incentive (pro rata 2010 bonus)	$—	$—	$—	$—	$113,929
Long-term Incentives:
2009-2010 MYIP	$—	$—	$—	$—	$591,258
2010-2011 MYIP	$—	$—	$—	$—	$715,375
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$774,706
Restricted Stock Units	$—	$—	$—	$—	$1,378,039
(Unvested and Accelerated)
Benefits and Perquisites
Health Benefit Continuation/ COBRA Payment(1)	$—	$—	$—	$—	$42,557
Total	$—	$—	$—	$—	$4,168,721

(1)	Mr. Hariri’s COBRA payment is based on 18 months rather than 12 months, since his tenure with the Company exceeds 20 years.

Medical and Dental Coverage. The Company provides post-retirement medical and dental insurance coverage for eligible former executive officers and members of the Board under our Executive Retirement Medical and Dental Plan. We have an independent actuarial valuation of this post-retirement benefit conducted annually in accordance with the methodology prescribed by ASC 715. The most recent valuation was conducted in June 2010 by a new actuarial firm that used different assumptions from the previous firm. As a result, our accumulated post-retirement benefit obligation for the NEOs increased significantly, as shown in the table below:

Name	FY 2010
Stephen G. Newberry	$274,000
Martin B. Anstice	$107,000
Ernest E. Maddock	$287,000
Richard A. Gottscho	$270,000
Jeffrey Marks	$287,000
Abdi Hariri	$287,000

In addition, certain of our equity plans provide for accelerated benefits after certain events as discussed above.

Other Executive Compensation Plans

Elective Deferred Compensation Plan and 401(k) Plan. We maintain a non-qualified deferred compensation plan, the Elective Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including our executive officers (and the NEOs), to voluntarily defer receipt of all or a portion of their base salary and all or a portion of certain long- or short-term incentive compensation payments until the date or dates elected by the participating employee, thereby allowing the employee to defer current taxation on such amounts. The EDCP is offered to eligible employees to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as Lam’s 401(k) Plan. Further, we offer the EDCP as a competitive practice to enable us to attract and retain top talent.

All of our employees, including the NEOs, are also eligible to receive Company contributions that match a certain percentage of their contributions to the 401(k) Plan. In addition, we provide a Company contribution to the EDCP to compensate for matching contributions to the 401(k) Plan that would have been received by the executive had he not participated in the EDCP.

Health and Welfare Benefits. Except as discussed in this section, our executive officers, including the NEOs, are eligible to receive health and welfare benefits, including medical, disability, and life insurance coverage, on the same basis as all of our employees.

We provide certain additional benefits to our executive officers, including the NEOs, which are not generally available to our other employees, including the payment of premiums for supplemental long-term disability insurance, executive dental insurance coverage, and an executive medical reimbursement program that reimburses an executive officer’s payment of medical co-insurance and co-payments, and vision care expenses.

We also provide a program to pay for post-retirement medical and dental insurance coverage for eligible former executive officers and members of our Board of Directors (“Executive Retirement Medical and Dental Plan”). To be eligible, an individual must have served in the position of vice president or above or as a member of the Board, be at least age 55 at the time of his or her retirement, and have at least five years of continuous service with Lam Research. An executive officer or director must be enrolled in our United States group medical and dental plans at the time of his or her retirement. When the retiree or spouse of a retiree reaches age 65, he or she is required to enroll in Medicare (Parts A and B), which would be the primary payer for the participant’s health insurance coverage. This benefit also covers the retiree’s spouse at the time of retirement for his or her lifetime, as well as dependent children until age of 19 (or 24 if a full-time student). This benefit ceases if the retiree becomes employed by one of our competitors after leaving active service with us. We provide this benefit to our executive officers and members of our Board to further the long-term retention of their services and provide a disincentive to compete against us later.

Perquisites and Other Personal Benefits. Historically, we have not provided perquisites or other personal benefits to our executive officers, including the NEOs, and we did not do so in FY 2010.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and any of our three other most highly compensated executive officers (other than our Chief Financial Officer) in a single tax year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

In determining which components of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m).

In fiscal 2004, we adopted the Executive Incentive Plan (“EIP”) with a structure intended to provide for the deductibility of awards granted under the EIP. Accordingly, during fiscal 2010, the annual incentive awards and all MYIP awards to our NEOs were granted under the EIP in order to qualify for deductibility under Section 162(m).

Compensation income realized upon the exercise of stock options or vesting of RSUs granted under our stock incentive plans generally will be deductible if the awards are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. However, compensation associated with RSUs will not be considered performance-based compensation for the purposes of Section 162(m) unless vesting is based on specific performance goals rather than based on continued employment.

The Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying our executive compensation for deductibility of such compensation. The Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable and if the Committee believes it is in the best interests of the Company and its stockholders.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers or directors of a corporation who hold significant equity interests, and certain other service providers, may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the corporation that exceeds certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

We did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of Sections 280G or 4999 during fiscal 2010, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement.

Internal Revenue Code Section 409A. Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives “deferred compensation” that is within the scope of Section 409A. Among other things, Section 409A applies to the MYIP, the EDCP, certain equity awards, and severance arrangements.

To assist our employees in avoiding additional taxes under Section 409A, we have structured the MYIP, the EDCP, and our equity awards in a manner intended to qualify them for exclusion from Section 409A.

Accounting for Stock-Based Compensation. We follow Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC 718 also requires companies to recognize the compensation cost of its stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.

This Report of the Compensation Committee shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The Report shall not be deemed soliciting material.

COMPENSATION COMMITTEE

Robert M. Berdahl

Grant M. Inman (Chair)

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the Committee members has ever been an officer or employee of Lam Research. No interlocking relationship exists or existed during fiscal 2010 between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($) (19)	All Other Compensation ($) (20)	Total ($)
Stephen G. Newberry	2010	$737,473	$0		$2,249,938	$0	$3,211,287	(3)	$0	$11,184	$6,209,882
President and Chief	2009	$746,154	$0		$999,991	$969,234	$1,550,036	(4)	$0	$9,876	$4,275,291
Executive Officer	2008	$800,000	$0		$0	$0	$6,260,949	(5)	$0	$9,260	$7,070,209

Martin B. Anstice	2010	$425,141	$0		$999,965	$0	$1,385,442	(12)	$0	$16,857	$2,827,405
Executive Vice President and Chief Operating Officer	2009	$415,865	$0		$437,506	$424,050	$733,090	(13)	$0	$15,767	$2,026,278
	2008	$386,538	$0		$0	$0	$2,523,046	(14)	$0	$16,148	$2,925,732

Ernest E. Maddock	2010	$415,693	$0		$799,959	$0	$1,224,780	(6)	$0	$17,987	$2,458,419
Senior Vice President and	2009	$412,846	$102,649	(22)	$399,996	$387,694	$687,125	(7)	$0	$10,794	$2,001,104
Chief Financial Officer	2008	$405,231	$0		$0	$0	$2,321,232	(8)	$0	$14,747	$2,741,210

Richard A. Gottscho	2010	$345,363	$28,918	(23)	$1,607,108	$0	$995,312	(9)	$0	$41,719	$3,018,420
Senior Vice President,	2009	$346,154	$0		$708,913	$305,305	$495,880	(10)	$0	$14,539	$1,870,791
Global Products	2008	$346,538	$0		$0	$0	$699,734	(11)	$0	$15,496	$1,061,768

Jeffrey Marks	2010	$298,492	$29,341	(23)	$766,269	$0	$725,636	(15)	$0	$39,312	$1,859,050
Vice President and General Manager, Clean Business

Abdi Hariri (21)	2010	$302,298	$41,309	(23)	$624,986	$0	$899,574	(16)	$0	$48,177	$1,916,344
Group Vice President,	2009	$302,885	$0		$312,507	$302,899	$494,275	(17)	$0	$12,167	$1,424,733
Global Operations	2008	$304,904	$0		$0	$0	$1,826,383	(18)	$0	$17,959	$2,149,246

(1)

The amounts shown in this column represent the value of restricted stock unit awards granted during fiscal 2010 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2010 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010. Amounts for FY 2009, including the total amounts, were recomputed to conform to the ASC 718 manner of presentation.

(2)

The amounts shown in this column represent the grant date fair value of option awards in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the option awards in fiscal year 2010 are set forth in Note 11 in Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010. Amounts for FY 2009, including the total amounts, were recomputed to conform to the ASC 718 manner of presentation.

(3)

Represents $715,760 earned by Mr. Newberry under the 2009 AIP, $545,650 accrued on Mr. Newberry’s behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $1,062,026 accrued on Mr. Newberry’s behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $887,851 accrued on Mr. Newberry’s behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Mr. Newberry has received the amounts accrued under the 2008/2009 MYIP, and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective award determination dates in February 2011 and February 2012.

(4)

Represents $300,000 earned by Mr. Newberry under the 2008 AIP, $122,723 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2007/2008 MYIP, $797,313 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2008/2009 MYIP, and $330,000 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2009/2010 MYIP. Mr. Newberry has received the amounts accrued under the 2007/2008 MYIP and the 2008/2009 MYIP, and will be eligible to receive the amounts accrued under the 2009/2010 MYIP if he remains employed by the Company through the payment determination date in February 2011.

(5)

Represents $1,427,690 earned by Mr. Newberry pursuant to the 2007 AIP, $1,783,440 accrued on Mr. Newberry’s behalf for performance during fiscal 2008 under the 2006/2007 MYIP, $2,173,227 accrued on Mr. Newberry’s behalf for performance during fiscal 2008 under the 2007/2008 MYIP, and $876,592 accrued on Mr. Newberry’s behalf for performance during fiscal 2008 under the 2008/2009 MYIP. Mr. Newberry has received the amounts accrued under the 2006/2007, 2007/2008, and 2008/2009 MYIPs.

(6)

Represents $266,028 earned by Mr. Maddock pursuant to the 2009 AIP, $218,260 accrued on Mr. Maddock’s behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $424,811 accrued on Mr. Maddock’s behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $315,681 accrued on Mr. Maddock’s behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Mr. Maddock has received the amounts accrued under the 2008/2009 MYIP and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective payment determination dates in February 2011 and February 2012.

(7)

Represents $141,786 earned by Mr. Maddock pursuant to the 2008 AIP, $74,545 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2007/2008 MYIP, $338,794 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2008/2009 MYIP, and $132,000 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2009/2010 MYIP. Mr. Maddock has received the amounts accrued under the 2007/2008 and 2008/2009 MYIPs and will be eligible to receive the amounts accrued under the 2009/2010 MYIP if he remains employed by the Company through the payment determination date in February 2011.

(8)

Represents $490,602 earned by Mr. Maddock pursuant to the 2007 AIP, $672,220 accrued on Mr. Maddock’s behalf for performance during fiscal 2008 under the 2006/2007 MYIP, $840,595 accrued on Mr. Maddock’s behalf for performance during fiscal 2008 under the 2007/2008 MYIP, and $317,815 accrued on Mr. Maddock’s behalf for performance during fiscal 2008 under the 2008/2009 MYIP. Mr. Maddock has received the amounts accrued under the 2006/2007, 2007/2008, and 2008/2009 MYIPs.

(9)

Represents $222,539 earned by Dr. Gottscho pursuant to the 2009 AIP, $171,880 accrued on Dr. Gottscho’s behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $334,538 accrued on Dr. Gottscho’s behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $266,355 accrued on Dr. Gottscho’s behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Dr. Gottscho has received the amounts accrued under the 2008/2009 MYIP and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective payment determination dates in February 2011 and February 2012.

(10)

Represents $114,325 earned by Dr. Gottscho pursuant to the 2008 AIP, $277,605 accrued on Dr. Gottscho’s behalf for performance during fiscal 2009 under the 2008/2009 MYIP, and $103,950 accrued on Dr. Gottscho’s behalf for performance during fiscal 2009 under the 2009/2010 MYIP. Dr. Gottscho has received the amounts accrued under the 2008/2009 MYIPs and will be eligible to receive the amounts accrued under the 2009/2010 MYIP if he remains employed by the Company through the payment determination date in February 2011.

(11)

Represents $403,546 earned by Dr. Gottscho pursuant to the 2007 AIP and $296,188 accrued on Dr. Gottscho’s behalf for performance during fiscal 2008 under the 2008/2009 MYIP. Dr. Gottscho has received the amounts accrued under the 2008/2009 MYIP.

(12)

Represents $287,482 earned by Mr. Anstice pursuant to the 2009 AIP, $238,722 accrued on Mr. Anstice’s behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $464,637 accrued on Mr. Anstice’s behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $394,601 accrued on Mr. Anstice’s behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Mr. Anstice has received the amounts accrued under the 2008/2009 MYIP and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective payment determination dates in February 2011 and February 2012.

(13)

Represents $134,831 earned by Mr. Anstice pursuant to the 2008 AIP, $82,152 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2007/2008 MYIP, $371,732 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2008/2009 MYIP, and $144,375 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2009/2010 MYIP. Mr. Anstice has received the amounts accrued under the 2007/2008 and 2008/2009 MYIPs and will be eligible to receive the amounts accrued under the 2009/2010 MYIP if he remains employed by the Company through the payment determination date in February 2011.
(14)

Represents $503,258 earned by Mr. Anstice pursuant to the 2007 AIP, $740,813 accrued on Mr. Anstice’s behalf for performance during fiscal 2008 under the 2006/2007 MYIP, $926,370 accrued on Mr. Anstice’s behalf for performance during fiscal 2008 under the 2007/2008 MYIP, and $352,605 accrued on Mr. Anstice’s behalf for performance during fiscal 2008 under the 2008/2009 MYIP. Mr. Anstice has received the amounts accrued under the 2006/2007, 2007/2008, and 2008/2009 MYIPs.

(15)

Represents $154,551 earned by Dr. Marks pursuant to the 2009 AIP, $126,864 accrued on Dr. Marks’ behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $246,921 accrued on Dr. Marks’ behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $197,300 accrued on Dr. Marks’ behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Dr. Marks has received the amounts accrued under the 2008/2009 MYIP and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective payment determination dates in February 2011 and February 2012.

(16)

Represents $170,671 earned by Mr. Hariri pursuant to the 2009 AIP, $150,395 accrued on Mr. Hariri’s behalf for performance during fiscal 2010 under the 2008/2009 MYIP, $331,883 accrued on Mr. Hariri’s behalf for performance during fiscal 2010 under the 2009/2010 MYIP, and $246,625 accrued on Mr. Hariri’s behalf for performance during fiscal 2010 under the 2010/2011 MYIP. Mr. Hariri has received the amounts accrued under the 2008/2009 MYIP and will be eligible to receive the amounts accrued under the 2009/2010 and 2010/2011 MYIPs if he remains employed by the Company through the respective payment determination dates in February 2011 and February 2012.

(17)

Represents $87,392 earned by Mr. Hariri pursuant to the 2008 AIP, $60,853 accrued on Mr. Hariri’s behalf for performance during fiscal 2009 under the 2007/2008 MYIP, $242,905 accrued on Mr. Hariri’s behalf for performance during fiscal 2009 under the 2008/2009 MYIP, and $103,125 accrued on Mr. Hariri’s behalf for performance during fiscal 2009 under the 2009/2010 MYIP. Mr. Hariri has received the amounts accrued under the 2007/2008 and 2008/2009 MYIPs and will be eligible to receive the amounts accrued under the 2009/2010 MYIP if he remains employed by the Company through the payment determination date in February 2011.

(18)

Represents $332,268 earned by Mr. Hariri pursuant to the 2007 AIP, $548,751 accrued on Mr. Hariri’s behalf for performance during fiscal 2008 under the 2006/2007 MYIP, $686,200 accrued on Mr. Hariri’s behalf for performance during fiscal 2008 under the 2007/2008 MYIP, and $259,164 accrued on Mr. Hariri’s behalf for performance during fiscal 2008 under the 2008/2009 MYIP. Mr. Hariri has received the amounts accrued under the 2006/2007, 2007/2008, and 2008/2009 MYIPs.

(19)	Reflects interest earned on deferred compensation, to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(20)	Please refer to the “All Other Compensation” table, which follows this table, for additional information.
(21)	Mr. Hariri was not an executive officer at the end of fiscal 2010. However, he is included as a named executive officer in accordance with Regulation S-K Item 402(a)(3)(iv).
(22)	Represents a bonus paid to compensate Mr. Maddock for the increase in exercise price of certain stock options.
(23)	Represents a bonus equal to the additional income tax due pursuant to Section 409A for certain stock option awards.

All Other Compensation for Fiscal Year 2010

Name	Fiscal Year	Company Matching Contribution to the Company’s Section 401(k) Plan	Company Paid Long-Term Disability Insurance Premiums (1)	Company Paid Life Insurance Premiums (2)	Company Paid Healthcare Insurance Premiums (3)	Tax Gross- Up (4)	Total
Stephen G. Newberry	2010	$0	$370	$2,262	$8,552	$0	$11,184
Martin B. Anstice	2010	$7,579	$0	$991	$8,287	$0	$16,857
Ernest E. Maddock	2010	$7,483	$929	$1,652	$7,923	$0	$17,987
Richard A. Gottscho	2010	$8,376	$1,174	$2,084	$8,261	$21,824	$41,719
Jeffrey Marks	2010	$7,401	$0	$1,481	$8,287	$22,143	$39,312
Abdi Hariri	2010	$7,351	$0	$1,098	$8,552	$31,176	$48,177

(1)	Represents the portion of supplemental long-term disability insurance premiums paid by the Company.
(2)	Represents the portion of life insurance premiums paid by the Company.
(3)	Represents the portion of executive dental and executive medical reimbursement insurance premiums paid by the Company.
(4)	Represents a gross-up for a bonus received due to the additional income tax on certain stock option awards.

Grants of Plan-Based Awards for Fiscal Year 2010

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Award Type	Grant Date	Approval Date	Target ($) (1)	Maximum ($)	Target (#) (3)
Stephen G. Newberry	Annual Incentive Program	N/A	2/1/2010	$1,275,000	$2,869,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	33,793	33,793	0	$2,249,938
	LTIP—MYIP Component	N/A	2/1/2010	$2,250,000	$5,625,000	0	0	0	$0

Martin B. Anstice	Annual Incentive Program	N/A	2/1/2010	$394,000	$887,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	15,019	15,019	0	$999,965
	LTIP—MYIP Component	N/A	2/1/2010	$1,000,000	$2,500,000	0	0	0	$0

Ernest E. Maddock	Annual Incentive Program	N/A	2/1/2010	$363,000	$817,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	12,015	12,015	0	$799,959
	LTIP—MYIP Component	N/A	2/1/2010	$800,000	$2,000,000	0	0	0	$0

Richard A. Gottscho	Annual Incentive Program	N/A	2/1/2010	$297,000	$668,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	10,138	10,138	0	$674,988
	LTIP—MYIP Component	N/A	2/1/2010	$675,000	$1,687,500	0	0	0	$0
	Performance-Based RSU (2)	2/5/2010	2/1/2010	$0	$0	28,000	0	0	$932,120

Jeffrey Marks	Annual Incentive Program	N/A	2/1/2010	$228,000	$513,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	7,509	7,509	0	$499,949
	LTIP—MYIP Component	N/A	2/1/2010	$500,000	$1,250,000	0	0	0	$0
	Performance-Based RSU (2)	2/5/2010	2/1/2010	$0	$0	8,000	0	0	$266,320

Abdi Hariri	Annual Incentive Program	N/A	2/1/2010	$244,000	$549,000	0	0	0	$0
	LTIP—Equity Component	2/5/2010	2/1/2010	$0	$0	9,387	9,387	0	$624,986
	LTIP—MYIP Component	N/A	2/1/2010	$625,000	$1,562,500	0	0	0	$0

(1)	Base salary used to calculate the AIP target was base salary approved in February 2010. Actual eligible base earnings under the AIP could be different.

(2)	Represents a performance-based RSU program with a single estimated payout. Amount shown is for performance awards granted during fiscal year 2010.
(3)	Represents RSUs with performance-based vesting.
(4)	Represents RSUs with time-based vesting.
(5)

The amounts shown in this column represent the value of restricted stock unit awards granted during fiscal 2010 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2010 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Stephen G. Newberry (8)	0		0		$0	N/A	49,480	(5)	$1,991,570	0		$0
	0		0		$0	N/A	33,793	(9)	$1,360,168	33,793	(10)	$1,360,168
	0		123,700	(2)	$20.21	2/26/2014	0		$0	0		$0

Martin B. Anstice	0		0		$0	N/A	21,648	(5)	$871,332	0		$0
	0		0		$0	N/A	15,019	(9)	$604,515	15,019	(10)	$604,515
	849	(1)	0		$16.64	10/1/2011	0		$0	0		$0
	0		54,120	(2)	$20.21	2/26/2014	0		$0	0		$0
	2,000	(4)	0		$24.25	3/19/2011	0		$0	0		$0

Ernest E. Maddock	0		0		$0	N/A	19,792	(5)	$796,628	0		0
	0		0		$0	N/A	12,015	(9)	$483,604	12,015	(10)	$483,604
	2,050	(1)	0		$16.64	10/1/2011	0		$0	0		$0
	0		49,480	(2)	$20.21	2/26/2014	0		$0	0		$0
	1,000	(3)	0		$24.19	12/24/2011	0		$0	0		$0

Richard A. Gottscho	0		0		$0	N/A	0		$0	8,000	(7)	$322,000
	0		0		$0	N/A	0		$0	28,000	(11)	$1,127,000
	0		0		$0	N/A	10,138	(9)	408,055	10,138	(10)	$408,055
	0		0		$0	N/A	5,000	(6)	$201,250	0		$0
	0		0		$0	N/A	15,586	(5)	$627,337	0		$0
	0		38,965	(2)	$20.21	2/26/2014	0		$0	0		$0

Jeffrey Marks	0		0		$0	N/A	0		$0	1,000	(12)	$40,250
	0		0		$0	N/A	0		$0	8,000	(7)	$322,000
	0		0		$0	N/A	0		$0	2,000	(13)	$80,500
	0		0		$0	N/A	0		$0	6,000	(14)	$241,500
	0		0		$0	N/A	0		$0	8,000	(15)	$322,000
	0		0		$0	N/A	7,509	(9)	$302,237	7,509	(10)	$302,237
	0		0		$0	N/A	5,000	(6)	$201,250	0		$0
	0		0		$0	N/A	11,504	(5)	$463,036	0		$0
	0		28,760	(2)	$20.21	2/26/2014	0		$0	0		$0

Abdi Hariri	0		0		$0	N/A	15,463	(5)	$622,386	0		$0
	0		0		$0	N/A	9,387	(9)	$377,827	9,387	(10)	$377,827
	1,000	(1)	0		$16.14	10/1/2011	0		$0	0		$0
	822	(1)	0		$16.64	10/1/2011	0		$0	0		$0
	0		38,658	(2)	$20.21	2/26/2014	0		$0	0		$0

(1)	Options were granted on October 1, 2001. 100% of the options vested on October 1, 2006.
(2)	Options were granted on February 26, 2009. 100% of the options will vest on February 26, 2011 provided that the person remains an employee on such date.
(3)	Options were granted on December 24, 2001. 100% of the options vested on December 24, 2006.
(4)	36,000 options were originally granted on March 19, 2001. The options vested 25% each on March 19, 2002, March 19, 2003, March 19, 2004 and March 19, 2005.
(5)	RSUs were granted on February 26, 2009. 100% of the RSUs will vest on February 26, 2011 provided that the person remains an employee on such date.

(6)	RSUs were granted on November 25, 2008. 100% of these RSUs will vest on December 30, 2010 provided that the person remains an employee on such date.
(7)

Two RSU awards were granted on August 26, 2008 and are subject to performance criteria and service period. 50% of the RSUs will vest on August 25, 2010 and 50% of the awards will vest on March 27, 2011, provided that the performance criteria have been met and the person remains an employee on such dates.

(8)

In accordance with an agreement between the Company and Mr. Newberry, an option for 5,250 shares which was granted on October 1, 2001 and reflected in the Company’s 2009 fiscal year proxy statement, was cancelled.

(9)	RSUs were granted on February 5, 2010. 100% of the RSUs will vest on February 5, 2012 provided that the person remains an employee on such date.
(10)

RSUs were granted on February 5, 2010 and are subject to performance criteria and continued service. 100% of the RSUs will vest on February 5, 2012 provided that the performance criterion has been met and the person remains an employee on such date.

(11)

Three RSU awards were granted on February 5, 2010 and are subject to performance criteria and continued service. 4,000 RSUs will vest on March 27, 2011, 20,000 RSUs will vest on June 26, 2011 and 4,000 RSUs will vest on March 25, 2012, provided that the performance criteria have been met and the person remains an employee on such dates.

(12)

5,000 RSUs were granted on May 12, 2006 and are subject to performance criteria and continued service. 4,000 RSUs vested on May 12, 2009 and 1,000 RSUs will vest on May 12, 2011, provided that the performance criteria have been met and the person remains an employee on such dates.

(13)

RSUs were granted on August 26, 2008 and are subject to performance criteria and continued service. 100% of the RSUs will vest on March 27, 2011, provided that the performance criteria have been met and the person remains an employee on such date.

(14)

RSUs were granted on October 27, 2008 and are subject to performance criteria and continued service. 100% of the RSUs will vest on March 27, 2011 provided that the performance criteria have been met and the person remains an employee on such date.

(15)

Two RSU awards were granted on February 5, 2010 and are subject to performance criteria and continued service. 4,000 RSUs will vest on March 27, 2011 and 4,000 RSUs will vest on March 25, 2012, provided that the performance criteria have been met and the person remains an employee on such dates.

(16)	Calculated by multiplying the number of unvested shares by $40.25, the closing price per share of our common stock on June 25, 2010.

Option Exercises and Stock Vested for Fiscal 2010

There were no option exercises or vesting of restricted stock units during fiscal year 2010.

Non-Qualified Deferred Compensation for Fiscal 2010

Name	Executive Contributions in FY10 ($)	Registrant Contributions in FY10 ($) (1)	Aggregate Earnings in FY10 ($) (2)	Aggregate Withdrawals/ Distributions in FY10 ($)	Aggregate Balance at FYE10 ($)
Stephen G. Newberry	$0	$0	$58,883	$0	$1,167,024
Martin B. Anstice	$72,115	$0	$129,103	$0	$1,139,108
Ernest E. Maddock	$87,153	$0	$717,610	$0	$7,978,764
Richard A. Gottscho	$34,892	$0	$67,985	$0	$1,435,521
Jeffrey Marks	$0	$0	$69,777	$0	$1,713,263
Abdi Hariri	$158,373	$0	$72,599	$(1,764,990)	$361,407

(1)

Represents the amount that the Company credited to the Elective Deferred Compensation Plan (“EDCP”), which is equal to any matching contribution into the Section 401(k) Plan that an executive would have been entitled to but did not receive as a result of compensation deferrals into the EDCP.

(2)	The NEOs did not receive above-market or preferential earnings in fiscal 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of June 27, 2010, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1991 Stock Option Plan, the 1997 Stock Incentive Plan, the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, and the 2007 Stock Incentive Plan, each as may be amended.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,379,187	(1)(2)	$21.40	18,086,805	(3)
Equity compensation plans not approved by security holders	247,000	(4)	$22.16	0

Total	3,626,187		$21.61	18,086,805

(1)

Includes 165,175 shares issuable under the Company’s 1991 Stock Option Plan and 1997 Stock Incentive Plan, both of which expired prior to June 27, 2010. While there are options still outstanding that were issued pursuant to those plans, no additional grants may be made under them.

(2)

Includes 3,214,012 shares issuable under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The 2007 Plan was adopted by the Board in August 2006, approved by the Company’s stockholders in November 2006, and amended by the Board in November 2006. The term of the 2007 Plan is ten years from the latest date of any approval, amendment, or restatement of the Plan by the Company’s stockholders. The 2007 Plan reserves for issuance up to 15,000,000 shares of the Company’s common stock.

(3)

Includes 8,499,066 shares available for future issuance under the 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”). This number does not include shares that may be added to the 1999 ESPP share reserve in the future in accordance with the terms of the 1999 ESPP. The term of the 1999 ESPP is twenty years from its effective date of September 30, 1998, unless otherwise terminated or extended in accordance with its terms.

(4)	Includes shares issuable under the Company’s 1999 Stock Option Plan (the “1999 Option Plan”). The 1999 Option Plan expired in November 2008.
(5)	Does not include restricted stock units (RSUs).

PROPOSAL NO. 2

APPROVAL OF 2004 EXECUTIVE INCENTIVE PLAN,

AS AMENDED AND RESTATED

On May 20, 2010, the Compensation Committee amended and restated the Lam 2004 Executive Incentive Plan (as so amended and restated, the “Revised Plan”). At that time, the Compensation Committee also recommended that the Revised Plan be resubmitted for approval of the material terms by our stockholders at the 2010 stockholders’ meeting to qualify as deductible “performance based compensation” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (“Code”). One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has had its material terms approved by the company’s stockholders, and that the plan be re-approved by the company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the material terms of the plan. We are now requesting stockholder approval of the terms of the Revised Plan for purposes of compliance with Section 162(m) and to allow awards under the Revised Plan to be deductible as “performance based compensation” under Section 162(m).

The Revised Plan provides for performance-based incentive compensation that is payable to selected members of the Company’s senior management if the Company achieves specified corporate, financial or other business goals. We believe it is in the best interests of the Company and its stockholders for the Company to have a stockholder-approved bonus plan such as the Revised Plan that allows the Company both to provide members of senior management with a strong incentive to meet or exceed specified financial and business goals and to be able to fully deduct amounts paid under the plan for U.S. federal corporate income tax purposes. Without stockholder approval, however, Section 162(m) would limit the amount the Company can deduct as compensation paid to certain executive officers for awards under the Revised Plan.

If the Revised Plan is approved by stockholders, awards will qualify as performance-based compensation under Section 162(m).

BACKGROUND

General Information. The 2004 Executive Incentive Plan (prior to its amendment and restatement in May 2010, the “Prior Plan”) was initially adopted by Lam’s stockholders in November 2003. In November 2005, the Prior Plan was amended by Lam’s stockholders to allow the Company to issue performance-based stock awards in addition to cash payments and to revise the business criteria from which the Compensation Committee can select in establishing the business goals that must be achieved in order for a participant to earn an award under the Prior Plan. In November 2006, Lam’s stockholders also approved an amendment to increase the limit on the aggregate amount of cash awards paid under the Prior Plan to any one participant with respect to specified performance goals for any twelve-month measurement period from $2 million to $12 million.

Programs. We currently operate two incentive compensation programs, the Annual Incentive Program (“AIP”) and the Long-Term Incentive Program (“LTIP”) under the Prior Plan. The AIP and LTIP are described above under the Compensation Discussion and Analysis.

If we operate more than one compensation program at a time under the Prior Plan or the Revised Plan, as we currently do with the AIP and the LTIP, the criteria and the aggregate cash payable to any individual in a given twelve-month period under all programs operated under the Prior Plan or the Revised Plan must not exceed the applicable plan limits.

DESCRIPTION OF THE AMENDMENTS

The Compensation Committee made two amendments to the Prior Plan in May 2010 when amending and restating it to become the Revised Plan. The first amendment increases the maximum aggregate amount of cash awards payable under the Revised Plan to any one participant with respect to specified performance goals for any twelve-month measurement period from $12 million to $15 million. The second amendment revises the business criteria which may be used to establish performance goals for participants in the Plan.

Increasing the Revised Plan’s maximum award limit is intended to support and help achieve one of the objectives set by the Compensation Committee, specifically to structure cost-effective compensation programs to take into account the accounting treatment and tax deductibility of compensation expense. See “Executive Compensation Philosophy” in the Compensation Discussion and Analysis (“CD&A”) section in Proposal No. 1, above. The maximum award limit under the Prior Plan of $12,000,000 is likely to remain adequate so long as our compensation programs include both cash and equity components (as is the case under our current programs). However, the Compensation Committee is concerned that if, for competitive, regulatory or other reasons, it becomes advisable to move to an all-cash program, the existing maximum cash award limit might not be sufficient to permit the full deductibility of all awards, when considered over the next five-year period. The Committee believes that it exercises appropriate judgment in determining award programs by following the principles described under “Executive Compensation Philosophy,” as further articulated by the practices described throughout the CD&A. Among these are referring to competitive peer group practices, making performance-based awards under the Annual Incentive Program, making performance-based awards for 75% of the target awards under the Long-Term Incentive Program, and seeking the advice of an independent compensation adviser. Therefore, the Committee believes that increasing the maximum award limit as provided in the Revised Plan, which will enhance the tax deductibility of potential awards, is in the best interests of the stockholders.

Revising the business criteria is intended to conform the performance criteria under the Revised Plan to the criteria that have been established under the Company’s other compensation and benefit plans and programs. By doing so, the Compensation Committee intends to simplify administration of the various plans. The revisions do not significantly alter the criteria specified and used for awards under the Prior Plan.

SUMMARY OF THE REVISED PLAN

The following is a summary of material terms of the Revised Plan, and is qualified in its entirety by reference to the full text of the Revised Plan, which is attached to this Proxy Statement as Appendix A.

Administration. The Compensation Committee administers the Revised Plan. The Compensation Committee is composed solely of at least two “outside directors” as defined under Section 162(m).

Eligible Employees. All members of senior management of the Company and its affiliates (currently approximately 13 persons) are eligible to be selected for participation. For purposes of the Revised Plan, “senior management” is defined as any officers who are subject to Section 16(a) of the Securities Exchange Act or who are otherwise designated as eligible by the Compensation Committee.

Maximum Potential Incentive Compensation Awards. Cash awards paid to any one participant under the Revised Plan in respect of performance goals for any twelve-month measurement period shall not exceed $15,000,000; provided, however, that (a) in the event of a measurement period of longer or shorter duration than twelve months, the $15,000,000 limit will be increased or decreased, respectively, on a proportionate basis; and (b) receipt by a participant of payment of an award amount earned with respect to a measurement period in a later period, whether through elective deferral by the participant or a deferral included as part of the award structure, does not affect application of the $15,000,000 cash limit to the participant during the later period.

Stock awards or restricted stock unit awards granted to any one participant in any one calendar year (which may vest over multiple years) under the Revised Plan shall not exceed 300,000 shares of the Company’s common stock. Any stock awards or restricted stock unit awards may be made from and with the terms permitted under any stock option, equity incentive or similar plan adopted by the Company’s Board of Directors and approved by its stockholders. Currently, equity awards under the Revised Plan are made under the Company’s 2007 Stock Incentive Plan.

Performance Goals. Payment under the Revised Plan will be based on the Company’s attainment of performance goals based on one or more of the business criteria listed below. These goals may be designated either individually, alternatively or in any combination; applied to the Company as a whole or to one or more business units, affiliates or business segments, either individually, alternatively or in any combination; and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group; in each case, as specified by the Compensation Committee in the applicable award. Goals may include actual, growth, or performance-to-target goals.

The potential performance goals under the Revised Plan include:

(i)	cash flow, including free cash flow;

(ii)	earnings (including revenue, gross margin, operating income, earnings before interest and taxes, earnings before taxes, and net earnings) or earnings per share;

(iii)	stock price;

(iv)	return on equity or average shareholders’ equity;

(v)	total stockholder return, either actual or relative to share price or market capitalization;

(vi)	return on capital;

(vii)	return on assets or net assets;

(viii)	return on investment or invested capital;

(ix)	return on operating revenue;

(x)	income, net income, operating income, net operating income, operating income, net operating income, or operating margin (with or without regard to amortization/impairment of goodwill);

(xi)	market share or applications won;

(xii)	operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns, or other expense levels;

(xiii)	stockholder value or return relative to the moving average of the S&P 500 Index or a peer group index;

(xiv)	asset turns; and

(xv)	strategic plan development and implementation (including individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the organizational performance of the Company, an affiliate, or a specific business unit thereof and that are consistent with and derived from the strategic operating plan of the Company, an affiliate or any of their business units for the applicable performance period).

Establishment of Award. The Compensation Committee will establish the terms of the awards including (i) the length of the measurement period; (ii) the specific business criterion or criteria, or combination thereof, that will be used; (iii) the specific performance targets that will be used for the selected business criterion or criteria; (iv) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items; (v) the formula for calculating compensation eligible for payment under the Revised Plan in relation to the performance targets; (vi) the eligible employees who will participate in the Revised Plan for that measurement period; and (vii) if applicable, the target amounts for each participant for the measurement period.

The Compensation Committee will establish these criteria in writing no later than 90 days after the start of each measurement period, on or before 25% of the measurement period has elapsed, and while the outcome is substantially uncertain.

Determination of Attainment of Performance Goals. The Compensation Committee will determine the amounts to be paid to each employee for each measurement period or the extent to which awards vest. The Compensation Committee will certify in writing before payments are made the extent to which the goals were met and payments amounts. The Compensation Committee does not have discretion to increase the amount of an award or accelerate the vesting of an award if such action would cause the award or any part thereof to not be deductible under the Internal Revenue Code. The Compensation Committee may exercise negative discretion in a manner consistent with Section 162(m).

All cash payments for awards will be made on or before March 15th of the year following the year in which the measurement period ends, unless a valid deferral election is made which complies with Section 409A of the Code.

Amendment and Termination. The Compensation Committee may amend or terminate the Revised Plan on a prospective basis at any time although it does not have the power to amend the Revised Plan in any fashion that would cause the Revised Plan to fail to qualify as performance-based compensation with respect to any “covered employee” under Section 162(m) of the Code.

New Plan Benefits. It is not possible to determine specific amounts of awards that may be granted in the future under the Revised Plan because the grant and actual payout of awards will be discretionary and subject to Company performance.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of the U.S. federal income tax consequences with respect to operation of the Revised Plan. It does not purport to be complete and does not discuss the tax consequences arising in connection with a participant’s death or under any tax law other than U.S. federal income tax law.

All cash amounts paid pursuant to the Revised Plan constitute taxable income to the employee when received. If an employee elects to defer a portion of a Revised Plan bonus, he or she may be entitled to defer receipt of the bonus payment year in a manner that complies with Section 409A of the Code and the recognition of income to a later year.

If a participant receives unrestricted shares in payment of an award under the Revised Plan (pursuant to the 2007 Stock Incentive Plan), the payment generally will be subject to tax at ordinary income rates on the fair market value of the shares at such time.

If a participant receives restricted stock units in payment of an award under the Revised Plan (pursuant to the 2007 Stock Incentive Plan), no income generally will be recognized upon the award of such restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of common shares on the date that such shares are transferred to the participant under the award, and the capital gains/loss holding period for such shares will also commence on such date.

Generally, the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a participant in the Plan.

Vote Required to Approve Proposal No. 2; Board Recommendation

Stockholder approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2004 EXECUTIVE INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981.

Approval of Proposal No. 3 will require the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and voting on the Proposal at the Annual Meeting. Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of Ernst & Young LLP, unless the stockholder provides other instructions.

Ernst & Young LLP’s audit services for the Company during fiscal 2010 included examining Lam’s consolidated financial statements and its system of internal control over financial reporting, as well as providing services related to Lam’s filings with the SEC and other regulatory bodies. Audit-related services during fiscal 2010 related primarily to review of international tax structures and the implementation of new accounting pronouncements.

Our Audit Committee meets periodically with Ernst & Young LLP to review both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for those services. Among other things, the Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including non-audit services, if any, are subject to approval by the Audit Committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Audit Committee Report” and the “Relationship with Independent Registered Public Accounting Firm” sections elsewhere in this Proxy Statement.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

AUDIT COMMITTEE REPORT

The Company’s management, Audit Committee and independent registered public accounting firm (Ernst & Young LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the financial statements and for the system of internal control and the financial reporting process. Ernst & Young LLP has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements with Company management

•	Discussed with Ernst & Young LLP the matters required to be discussed by Rule AU380 of the Public Company Accounting Oversight Board (“PCAOB”), “Communication with Audit Committees”

•

Reviewed the written disclosures and the letter from Ernst & Young LLP, required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and discussed with Ernst & Young LLP its independence

•

Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended June 27, 2010 for filing with the SEC

This Audit Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The Report shall not be deemed soliciting material.

AUDIT COMMITTEE

David G. Arscott

Richard J. Elkus Jr.

Catherine P. Lego (Chair)

RELATIONSHIP WITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2010 and 2009.

Services / Type of Fee	Fiscal Year 2010	Fiscal Year 2009
Audit Fees (1)	$2,266,000	$2,380,000
Audit-Related Fees (2)	84,500	266,000
Tax Fees (3)	—	12,000
All Other Fees	—	—

TOTAL	$2,350,500	$2,658,000

(1)

Audit fees represent fees for professional services provided in connection with the audits of annual financial statements, reviews of quarterly financial statements, and audit services related to other statutory or regulatory filings or engagements. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” For fiscal 2010, these fees related primarily to audit review of international tax structures, review of correspondence with the SEC, implementation of new accounting pronouncements, and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of the financial statements. For fiscal 2009, these fees related primarily to audit review of international tax structures, goodwill accounting and implementation of new accounting pronouncements.

(3)	Tax fees represent fees for services primarily related to international tax compliance.

The Audit Committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2010 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2010.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

It is the responsibility of the Audit Committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services, to be provided to the Company by its Independent Registered Public Accounting Firm, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

It is the policy of the Company that the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, consistent with the criteria set forth in the Audit Committee Charter and applicable laws and regulations. The Committee has delegated to the Chair of the Committee the authority to pre-approve such services, provided that the Chair shall report any decisions to pre-approve such services to the full Audit Committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. The Company’s independent registered public accounting firm and Company management are required to periodically report to the Audit Committee regarding the extent of services provided by the Company’s independent registered public accounting firm pursuant to any such pre-approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships exist or existed during fiscal 2010 among any of the Company’s directors and executive officers. No related-party transactions occurred during fiscal 2010.

OTHER MATTERS

We are not aware of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, the Proxy Holders intend to vote the shares they represent as the Board of Directors may recommend or, if the Board does not make a recommendation, as the Proxy Holders decide in their reasonable judgment.

It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or Internet, as described in the materials accompanying this Proxy Statement.

By Order of the Board of Directors,

/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Secretary

Fremont, California

Dated: October 4, 2010

APPENDIX A

LAM RESEARCH CORPORATION

2004 EXECUTIVE INCENTIVE PLAN

Amended and Restated

Effective as of May 20, 2010

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Lam Research Corporation (“Company”) hereby adopts this amended and restated version of the 2004 Executive Incentive Plan (“Plan”), effective as of May 20, 2010.

1. Purpose.

The purpose of the Plan is to provide performance-based incentive compensation in the form of cash payments or stock awards to executive officers and senior management of the Company and any affiliates which might subsequently adopt the Plan. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2. Administration.

The Plan has been established by, and shall be administered by, the Compensation Committee. The Compensation Committee is composed solely of 2 or more outside directors as defined in Section 162(m) and, therefore, qualifies as an independent compensation committee under Section 162(m).

3. Stockholder Approval.

The Plan shall initially be effective if, and only if, the Company’s stockholders, by a majority of the votes considered present or represented and entitled to vote with respect to this matter, approve the material terms of the Plan, specifically, the employees eligible to receive compensation under the Plan; the business criteria on which the performance goals may be based; and the maximum amount of compensation that may be paid to any employee under the Plan in any year. No compensation or award will be paid and vested under the Plan until after this approval is obtained. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, these material terms of the Plan shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan.

4. Participants.

For each measurement period (which may but need not be a fiscal year), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.

a)	Eligible Employees. Persons who are eligible to participate in the Plan are all members of senior management of the Company and its affiliates. For purposes of the Plan, senior management is defined as any officer who is subject to the reporting rules of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible for the Plan by the Compensation Committee in its discretion.

b)

Employment Criteria. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or an affiliate for the entire measurement period. The foregoing notwithstanding: (i) if an otherwise eligible employee joins the Company or an affiliate during the measurement period, the Compensation Committee may, in its discretion, add the employee to the Plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability or termination of employment (as determined in the discretion of the Compensation Committee), the employee shall be paid a pro-rata portion of the compensation, if any, that otherwise would have been payable under the Plan based upon the actual achievement of the performance goals applicable during the measurement period in which termination of employment occurs, unless the Committee determines in its sole discretion that payment is not appropriate. If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant’s payment on a pro-rata basis.

All determinations under the Plan, including those related to interpretation of the Plan, eligibility, or the payment or pro-ration of any payment shall be made by the Compensation Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

5. Awards.

The Compensation Committee shall determine the size and terms of an individual award that can be made in cash or stock. Stock awards may be made from and in such forms permitted under any stock option, equity incentive or similar plan adopted by the Company’s Board of Directors and approved by its stockholders. The stock awards shall be granted and/or vested based upon the attainment of performance goals as set forth in Section 6.

6. Business Criteria on Which Performance Goals Shall be Based.

Payment under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria: Either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award, and may include actual, growth, or performance-to-target for: (i) cash flow, including free cash flow; (ii) earnings (including revenue, gross margin, operating profit, earnings before interest and taxes, earnings before taxes, and net earnings) or earnings per share; (iii) stock price; (iv) return on equity or average shareholders’ equity; (v) total stockholder return, either actual or relative to share price or market capitalization; (vi) return on capital; (vii) return on assets or net assets; (viii) return on investment or invested capital; (ix) return on operating revenue; (x) income, net income, operating income, net operating income, operating profit, net operating profit, or operating margin (with or without regard to amortization/impairment of goodwill); (xi) market share or applications won; (xii) operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns, or other expense levels; (xiii) stockholder value or return relative to the moving average of the S&P 500 Index or a peer group index; (xiv) asset turns; and (xv) strategic plan development and implementation (including individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the organizational performance of the Company, an affiliate, or a specific business unit thereof and that are consistent with and derived from the strategic operating plan of the Company, an affiliate or any of their business units for the applicable performance period). The Compensation Committee may appropriately adjust any evaluation of performance under the business criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

7. Establishing Performance Goals.

The Compensation Committee shall establish, for each measurement period:

a)	the length of the measurement period;

b)	the specific business criterion or criteria, or combination thereof, that will be used;

c)	the specific performance targets that will be used for the selected business criterion or criteria;

d)	any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items;

e)	the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets;

f)	the eligible employees who will participate in the Plan for that measurement period; and

g)	if applicable, the target amounts for each participant for the measurement period.

The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, on or before 25% of the measurement period has elapsed, and while the outcome is substantially uncertain. Cash awards paid to any one participant under the Plan in respect of performance goals for any twelve-month measurement period shall not exceed $15,000,000; provided however that (a) in the event a measurement period of longer or shorter duration than twelve-months, this limit will be increased or decreased, respectively, on a proportionate basis; and (b) receipt by a participant of payment until a later period of an award amount earned with respect to a measurement period, either through elective deferral by the participant or a deferral included as part of the award structure, shall not affect application of the above cash limit to the participant during the later period. Stock awards or restricted stock unit awards granted to any one participant in any one calendar year (which may vest over multiple years) under the Plan shall not exceed 300,000 shares of the Company’s common stock. The 300,000 shares shall be adjusted in the discretion of the Compensation Committee in the event of stock dividend, stock split, extraordinary cash dividend, or similar recapitalization of the Company.

If an employee joins the Company or an affiliate during the measurement period and becomes an eligible employee pursuant to Paragraph 4(b), and if the employee is a “covered employee” within the meaning of Section 162(m), then to the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to paragraph 6 of this Plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed, and the outcome under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

8. Determination of Attainment of Performance Goals.

The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 6 of the Plan, the amounts to be paid to each employee for each measurement period or the extent to which awards have vested. The Compensation Committee’s determinations shall be final and binding on all participants. However, with respect to the Chief Executive Officer and Executive Chairman, the Company’s outside directors shall be entitled (but are not required) to review and approve (by majority vote) the Compensation Committee’s determination. These determinations must be certified in writing before payments are made, which requirement may be satisfied by approved minutes of the Compensation Committee meeting setting out the determinations made. The Compensation Committee shall not have discretion to increase the amount of an award or accelerate the vesting of an award to any employee who is a “covered employee” within the meaning of Section 162(m) if such action would cause the award or any part thereof to not be deductible under the Internal Revenue Code. The Compensation Committee may exercise negative discretion in a manner consistent with Section 162(m).

9. Amendments.

The Compensation Committee may not amend or terminate the Plan so as to increase, reduce or eliminate awards under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate awards retroactively.

The foregoing notwithstanding, except as required by applicable law, the Compensation Committee shall not have the power to amend the Plan in any fashion that would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain; and (ii) no payments are made under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders.

10. Time and Form of Payment.

All payments in respect of awards granted under this Plan shall be made in cash on or before March 15th of the year following the year in which the measurement period ends. The Committee may also provide for payment in the form of shares or share awards as provided in Section 5.

11. Section 409A of the Code.

Awards under the Plan are intended to comply with Section 409A of the Code and all awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without employee consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Compensation Committee determines are necessary or appropriate to (i) exempt the Plan and any award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Section 409A of the Code.

Notwithstanding any provisions of this Plan to the contrary, if an employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his or her date of separation from service and if any portion of an award to be received by the employee upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the employee’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the employee’s death. In the event that payments are delayed pursuant to this section, then such payments shall be paid at the time specified in this section without interest. The Company shall consult with the employee in good faith regarding the implementation of the provisions of this section, provided that neither the Company nor any of its employees or representatives shall have any liability to the employee with respect thereto. Any amount under this program that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a deferred payment for purposes of this Plan. Any amounts scheduled for payment hereunder when they are ordinarily paid, will nonetheless be paid to employee on or before March 15th of the year following the year when the payment is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A of the Code, the right to a series of installment payments shall be treated as a right to a series of separate payments, and references herein to the employee’s termination of employment shall refer to employee’s separation of services with the Company within the meaning of Section 409A of the Code.

12. Rule 10b5-1 Trading Plans; Stock Withholding.

It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to provide for the sale of Company shares and remit to the Company the proceeds to meet the Company’s withholding obligations in connection with stock awards hereunder. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company shall at its election either require the participant to pay cash sufficient to meet the withholding obligation or the Company shall withhold the number of shares under a stock award sufficient (based on the fair market value of the Shares) to meet such withholding obligation.

13. Effect on Employment/Right to Receive.

Employment with the Company and its affiliates is on an at-will basis. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant under this Plan. For purposes of this Plan, transfers of employment between the Company and/or its affiliates shall not be deemed a termination of employment. No person shall have the right to be selected to receive a Stock Award under the Plan, or, having been so selected, have the right to receive a future award.

14. Successors.

All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

15. Nontransferability of Awards.

No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 1997 Stock Incentive Plan, 1999 Stock Incentive Plan or other equity plan, to the extent an award is payable from such plans. All rights with respect to an award granted under this Plan shall be available during his or her lifetime only to the participant to whom the award under this Plan is granted.

C/O VIRGINIA R. COLES 4650 CUSHING PARKWAY, CA-1 FREEMONT, CA94538

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following:

1. Election of Directors

Nominees

01 James W. Bagley

02 David G. Arscott

03 Robert M. Berdahl

04 Eric K. Brandt

05 Grant M. Inman

06 Catherine P. Lego

07 Stephen G. Newberry

The Board of Directors recommends a vote FOR proposals 2 and 3.

2 Proposal to approve the amendment and restatement of the 2004 Executive Incentive Plan.

3 Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For

Against

Abstain

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes

No

Please sign exactly as your name(s) appear(s) in this card. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. For a Corporation, an authorized officer must sign. For a partnership, an authorized person must sign.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000074578_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION IN CONJUNCTION WITH THE ANNUAL MEETING TO BE HELD ON NOVEMBER 4, 2010

The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the “Company”), hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 4, 2010, and the 2010 Annual Report to Stockholders; (b) appoints Stephen G. Newberry and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, each with full power to designate substitutes, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION (and any adjournment(s) or postponement(s) of the Meeting) to be held on November 4, 2010 at 11:00 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 4650 Cushing Parkway, Fremont, California 94538, and (c) authorizes the proxy holders to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Meeting, on the matters set forth on the reverse side and, in their discretion, on any other matter(s) that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2004 EXECUTIVE INCENTIVE PLAN, AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011, AND AS THE PROXY HOLDERS DEEM ADVISABLE, ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000074578_2 R2.09.05.010